As filed with the Securities and Exchange Commission on May  16, 2008

Registration No. 333-150211

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

PRE-EFFECTIVE AMENDMENT NO. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MATINEE MEDIA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	4832	33-0976892
(State or Other Jurisdiction of Incorporation or Organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

2801 Via Fortuna, Suite 675

Austin, Texas 78746

(512) 329-5843

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin W. Mischnick

Vice President and Chief Financial Officer

2801 Via Fortuna, Suite 675

Austin, Texas 78746

(512) 329-5843

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Leib Orlanski

Kirkpatrick & Lockhart Preston Gates Ellis LLP

10100 Santa Monica Boulevard, Seventh Floor

Los Angeles, California 90067

Telephone:  (310) 552-5000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  May  16, 2008

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

MATINEE MEDIA CORPORATION

COMMON STOCK

UP TO 4,572,692 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

The shares of common stock offered by this prospectus are being sold by the stockholders listed on pages 41 and 42 of this prospectus.  We will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.

Our Common Stock is traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “MNEM.”

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices.  See “Plan of Distribution” beginning on page 44 for more information about how a selling stockholder may sell its shares of common stock.  We will not be paying any underwriting discounts or commissions in this offering.

On March 3, 2008, the last reported sale price of the Common Stock on the OTCBB was $2.85 per share. See “Price Range of Common Stock.”  You should obtain a current market price quotation before you buy any of the offered shares.

You should read this prospectus carefully before you invest in our Common Stock offered hereby.

The securities offered by this prospectus involve a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May  16, 2008.

In connection with this offering, no person is authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus.  If information is given or representations are made, you may not rely on that information or representations as having been authorized by us.  This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful.  You may not imply from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.  The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

We are not making any representation to any purchaser of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations.  You should not consider any information in this prospectus to be legal, business or tax advice.  You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

In this prospectus, when we to refer to Matinee Media Corporation and its subsidiaries, we use the terms “Matinee Media,” “we,” “our” and “us” when we do not need to distinguish among these entities or their predecessors or when any distinction is clear from the context.

PROSPECTUS SUMMARY

You should read this summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus.

Our Business

Since October 2005, when our predecessor, Matinee Media Corporation, a Texas corporation, was formed, we have primarily been an acquirer, developer and seller of interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the Federal Communications Commission, which we refer to as the FCC.  On February 11, 2008, we completed a merger with our predecessor.  In the merger, the shareholders of our predecessor acquired ninety-two percent of our outstanding common stock.  In addition, upon the closing of the merger, we changed our name from Filtering Associates, Inc. to Matinee Media Corporation.  As a result of the merger, for financial accounting purposes, we treated the merger as a purchase of our company by our predecessor.  Therefore, we have presented the historical financial statements of our predecessor, for comparison purposes, for all of our reporting periods prior to the merger presented in this prospectus.

Our principal source of revenue and profits from our current business are from the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the FCC.  The founders of our predecessor and our current management team, which is led by our President and Chief Executive Officer, Robert W. Walker, have approximately 60 years of combined experience in the radio, television and cable industries.

Our current business strategy is focused on acquiring interests in FM radio construction permits and broadcast licenses for frequencies granted to smaller communities located near larger metropolitan areas that we believe can be developed in a manner that will increase coverage to include a larger market in those metropolitan areas.  We believe that the larger population coverage resulting from such development will result in a significant increase in the value of the permits.  We currently hold the exclusive right to purchase, subject to prior FCC approval, 25 FM radio permits in Texas, California, Arizona, Iowa, Illinois, Georgia, Mississippi and New Mexico, which were acquired by our affiliates in recent FCC auctions.

We intend to acquire additional FM construction permits through direct or indirect participation in future FCC permit auctions.  We also expect to seek non-auction acquisition opportunities, such as purchasing radio stations from others who have received the construction permits from the FCC but who may be unable to realize the value of the permit because of inadequate financing, inability to complete construction or other factors.  We will undertake to technically modify the authorized power and transmitter location of a particular construction permit to provide increased signal coverage over larger markets.  We expect that we will then resell our interest in the related radio station.  We may operate radio stations that we develop or own for a period of time, but we do not expect to generate any significant revenue or profit from station operations in the near term.  We are exploring a long-term business model that we expect will provide a predictable, recurring revenue stream while minimizing the risk, expense and income fluctuation typically associated with day-to-day radio station operation.

We were incorporated under the laws of Nevada.  Our corporate headquarters are located at 2801 Via Fortuna, Suite 675, Austin Texas 78746.  Our telephone number is (512) 329-5843.  Although we maintain a website at www.matineemedia.com, we do not intend that the information available through our website be incorporated into this prospectus.  For additional information about our businesses and us, see “Where You Can Find More Information.”

The Offering

Issuer	Matinee Media Corporation

Common stock offered by the selling stockholders	4,572,692 shares

Common stock outstanding before the offering	15,179,383 shares

Common stock outstanding after the offering	17,739,735 shares, after exercise of warrants held by selling stockholders.

Use of Proceeds	We will not receive any proceeds from this offering, except the proceeds, if any, from the exercise of warrants held by selling stockholders.

Registration Rights

We have agreed to use all reasonable efforts to keep the shelf registration statement, of which this prospectus forms a part, effective and current until the later of:

•      the date on which there ceases to be outstanding any of the shares of common stock; or

•      the date that all of the shares of common stock may be freely traded without the effectiveness of such registration statement.

Trading	Our common stock is traded on OTCBB under the symbol “MNEM.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

The outstanding share information is based on our shares outstanding as of March 31, 2008.  Except as otherwise stated, this information excludes 4,423,735 shares of common stock issuable upon the exercise of outstanding warrants and stock options at a weighted average exercise price of $3.172 and an aggregate of 642,867 shares of common stock available for future issuance under our stock incentive plan as of March 31, 2008.

Summary Consolidated Financial Information

The following table provides summary consolidated financial data of our company for the periods ended and as of the dates indicated.  You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

STATEMENT OF OPERATIONS

	Three months ended March 31, 2008	Three months ended March 31, 2007	Year ended December 31, 2007	Year ended December 31, 2006
Total Revenue	$—	$—	$2,906,072	$—
Cost of goods sold	—	—	682,000	—
Gross profit	—	—	2,224,072	—

Expenses
Salaries and benefits	283,739	315,685	1,249,025	928,872
Non-cash stock compensation	338,005	320,651	2,014,209	1,977,985
Legal fees	109,692	189,895	642,264	367,499
Other professional fees	80,431	40,894	252,051	177,348
Marfa Public Radio contribution	32,800	37,550	379,009	473,068
Travel and entertainment	15,202	40,424	134,792	161,403
General and administrative	43,821	41,534	173,012	198,122
Depreciation and amortization	6,694	6,206	26,011	20,468
Total expenses	910,384	992,839	4,870,373	4,304,765
Operating loss	(910,384)	(992,839)	(2,646,301)	(4,304,765)
Interest and other income	21,108	34,967	73,847	244,946
Interest expense	(12,170)	(11,543)	(106,845)	(97,379)
Net loss	(901,446)	(969,415)	(2,679,299)	(4,157,198)
Net loss attributable to non-controlling interest	—	—	21,555	(128,397)
Consolidated net loss	$(901,446)	$(969,415)	$(2,657,744)	$(4,028,801)

BALANCE SHEET DATA:

	March 31, 2008	December 31, 2007	December 31, 2006
Cash, cash equivalents and time deposits	$899,650	$1,229,958	$3,795,518
Current assets	1,525,716	2,237,177	4,470,117
Total assets	8,292,655	8,996,940	9,377,973
Current liabilities	359,372	313,772	268,571
Total liabilities	1,371,952	1,315,094	1,224,733
Stockholders’ equity	6,920,703	7,681,846	8,153,240

RISK FACTORS

Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks involved in investing in our common stock.  We have described below all of the risks that we deem material to your investment decision.  You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock.  Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations.

Certain Risk Factors

Risk Factors Relating to our Common Stock

The 4,572,692 shares of our common stock registered for resale by this prospectus may adversely affect the market price of our common stock.

As of March 31, 2008, 15,179,383 shares of our common stock were issued and outstanding.  This prospectus registers for resale 4,572,692 shares, or 30.1% of our outstanding common stock (this amount includes 2,560,352 shares of common stock which may be issued upon exercise of warrants held by the selling stockholders).

We are unable to predict the potential effect that sales into the market of 4,572,692 shares may have on the then prevailing market price of our common stock.  On March 3, 2008, the last reported sale price of our common stock on the Over-the Counter Bulletin Board was $2.85.  Our common stock has not traded since that date.  During the three months prior to April 7, 2008, the average daily trading volume of our common stock was approximately 56.25 shares.  It is likely that market sales of the 4,572,692 shares offered for resale pursuant to this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock.  As a result, the potential resale and possible fluctuations in trading volume of such a substantial amount of our stock may affect the share price negatively beyond our control.

We may not pay dividends on our common stock in the foreseeable future.

We have not paid any dividends on our common stock.  We will pay dividends in the future at the discretion of our board of directors.  We are likely to retain earnings, if any, to fund our operations and to develop and expand our business.

We have a substantial number of authorized common and preferred shares available for future issuance that could cause dilution of our stockholders’ interest and adversely impact the rights of holders of our common stock.

We have a total of 50,000,000 shares of common stock and 5,000,000 shares of “blank check” preferred stock authorized for issuance.  As of March 31, 2008, we had 34,820,617 shares of common stock and 5,000,000 shares of preferred stock available for issuance.  We have reserved 4,423,735 shares for issuance upon the exercise of outstanding options and warrants, including the warrants held by selling stockholders, and 642,867 additional shares available for future grants under our stock incentive plan.  We may seek financing that could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. We may also make acquisitions that result in issuances of additional shares of our capital stock.  Those additional issuances of capital stock would result in a significant reduction of your percentage interest in us.  Furthermore, the book value per share of our common stock may be reduced. This reduction would occur if the exercise price of any issued warrants, the conversion price of any convertible notes or the conversion ratio of any issued preferred stock is lower than the book value per share of our common stock at the time of such exercise or conversion.

The addition of a substantial number of shares of our common stock into the market or by the registration of any of our other securities under the Securities Act may significantly and negatively affect the prevailing market price for our common stock.  The future sales of shares of our common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of our common stock, as such warrants and options would be more likely to be exercised at a time when the price of our common stock is greater than the exercise price.

Our board has the power to establish the dividend rates, preferential payments on any liquidation, voting rights, redemption and conversion terms and privileges for any series of our preferred stock.  The sale or issuance of any shares of our preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of our common stock.  The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

We are controlled by our management and other related parties.

As of March 31, 2008, the founders of our predecessor, including Robert W. Walker, our President and Chief Executive Officer, and their affiliates, owned approximately 54.1% of the outstanding shares of our common stock, and will beneficially owned approximately 57.4% of our common stock.  While the founders of our predecessor have no agreement, arrangement or understanding relating to the voting of their shares, they will effectively control the outcome of matters on which our stockholders are entitled to vote, including the election of directors and other significant corporate actions.  Because of his stock ownership and other relationships with us, Mr. Walker will be in a position to greatly influence the election of our board of directors, and thus control our affairs.

There may not be an active market for shares of our common stock, which may cause our shares to trade at a discount and may make it difficult for you to sell your shares.

Our common stock is listed on the Over-the-Counter Bulletin Board market, which is viewed by most investors as a less desirable, and less liquid, marketplace.  There was no active public market for our common stock prior to the date of the merger with our predecessor.   After the date of the merger, trading in our common stock has been very limited.  There can be no assurance that an active trading market for our common stock will develop and continue.  As a result, an investor may find it more difficult to purchase, dispose of and obtain accurate quotations as to the value of the common stock.

In addition, since the trading price of our common stock is less than $5.00 per share, trading in our common stock is also subject to the requirements of Rule 15g-9 of the Exchange Act.  Our common stock is also considered a penny stock under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, which defines a penny stock, generally, as any equity security not traded on an exchange or quoted on the Nasdaq SmallCap Market that has a market price of less than $5.00 per share.  Under Rule 15g-9, brokers who recommend our common stock to persons who are not established customers and accredited investors, as defined in the Exchange Act, must satisfy special sales practice requirements, including requirements that they:

•                  make an individualized written suitability determination for the purchaser; and

•                  receive the purchaser’s written consent prior to the transaction.

The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosures in connection with any trades involving a penny stock, including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with that market.  Such requirements may severely limit the market liquidity of our common stock and the ability of purchasers of our equity securities to sell their securities in the secondary market.  For all of these reasons, an investment in our equity securities may not be attractive to potential investors.

Our stock could be subject to volatility.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

•                  actual or anticipated fluctuations in our quarterly and annual results;

•                  changes in market valuations of companies in the broadcasting industry;

•                  announcements by us or our competitors of new strategies, significant contracts, acquisitions, strategic relationships, joint ventures, capital commitments or other material developments that may affect our prospects;

•                  changes in FCC regulation of the broadcasting industry and the ability to transfer radio station construction permits and broadcast licenses;

•                  fluctuations in the quarterly revenues and earnings of other publicly held broadcasters;

•                  shortfalls in our operating results from levels forecasted by securities analysts;

•                  our inability to identify acquisition targets that both satisfy our acquisition criteria and are available on terms that will allow us to realize an adequate profit;

•                  additions or departures of our key personnel;

•                  sales of our capital stock in the future;

•                  liquidity or cash flow constraints; and

•                  fluctuations in stock market prices and volume, which are particularly common for the securities of highly volatile companies pursuing untested strategies.

The broadcasting industry has been highly unpredictable and volatile. The market for common stock of companies in this industry may be equally volatile.

Risk Factors Relating to our Operations

We cannot predict our future results because we have a very limited operating history.

Our predecessor was incorporated in October 2005.  To date, we have only realized revenues from the disposition of our interest in one broadcasting property.  Given the limited operating history of our predecessor, it will be difficult for you to evaluate its performance, or our prospects.  You should consider the uncertainties that we may encounter as an early stage company. These uncertainties include:

•                  our ability to identify and acquire broadcasting properties, and rights in those properties, that may be undervalued;

•                  our ability to develop the radio broadcasting properties in which we have interests to increase the coverage of the broadcast signal to include a larger population;

•                  our ability to sell our interests in broadcasting properties for a profit, if at all;

•                  our ability to recruit and retain skilled personnel; and

•                  our unproven and evolving business model.

If we are not able to address successfully some or all of these uncertainties, we may not be able to expand our business, compete effectively or achieve profitability.

We are largely dependent upon the acquisition and sale of the rights to construct or upgrade radio stations.

To date, we have not realized any revenue from the daily operation of radio stations. We expect that we are likely to continue to not realize any significant revenue from the daily operation of radio stations, and will be dependent upon the periodic acquisition and sale of assets to fund our operations.  Our business will involve the opportunistic acquisition of rights, and interests in rights, issued by the FCC to construct or upgrade radio stations and, to a lesser extent, existing individual radio stations.  This business involves numerous risks associated with buying and selling assets, including the availability of suitable acquisition candidates, construction delays relating to the construction or upgrade of existing stations, availability of funds to undertake the cost of acquisition and construction, and the limited number and willingness of potential purchasers.  Due to the fact that the market value of our broadcasting properties may fluctuate significantly, we may incur losses when we sell any specific property, which may adversely affect our earnings and stockholders’ equity.  In addition, any determination that the value of our radio properties has been impaired could result in a charge against our earnings and a reduction in our stockholders’ equity.  There can be no assurance that our acquisitions will benefit us or that we will be able to dispose of the properties that we acquire at a profit, if at all.

Because our business model depends largely upon the sale of interests in radio stations as a revenue source, we may experience significant volatility in our results of operation from time to time and from quarter to quarter.  We expect to recognize revenues primarily from the sale of interests in radio stations, the timing of which will not always be predictable, and cannot be expected to occur on a recurring basis for any defined period of time.  The volatility of our results of operations may have a negative impact on the market price of our common stock.

Competition within the broadcasting industry may result in higher acquisition costs and lower sales prices for the broadcasting properties we acquire in the future.

The broadcasting industry is highly competitive.  We compete with companies, such as American Media Services and First Broadcasting, which are engaged in both the development of radio stations and the operation of broadcast facilities, and with other independent developers for the purchase or award of radio stations and construction permits.  Many of these competitors have greater financial resources and name recognition than we have.  We also compete with multi-station corporations, such as Clear Channel Communication, Inc., Cumulus Media Inc., Emmis Communications Corporation and Saga Communications, Inc., and owners of independent local radio stations when we attempt to sell or dispose of our radio properties.  Competition for the purchase and sale of radio properties is based primarily on the scope of the broadcast licenses or construction permits that are involved, price and financing terms. Competitors may adopt our strategy of acquiring interests in radio broadcasting properties for the purpose of modifying the authorized power and transmitter location to provide increased signal coverage over larger markets.  There are numerous radio station operators with larger financial and other resources, which have the technical skill, background and experience in the industry to assess market opportunity and upgrade radio stations in smaller communities to enable such stations to broadcast into larger adjacent metropolitan areas.  We may, therefore, encounter increased competition in acquiring the radio broadcasting properties we identify.  We may also encounter increased competition from properties developed by our competitors when we attempt to sell our properties. Many aspects of our business model is not proprietary to us, and may be replicated by other operators, and we cannot prevent such other operators from entering the markets in which we seek to acquire properties.

Because our strategy depends upon being able to broadcast into larger metropolitan areas from locations outside those areas, we run the risk that the targeted larger metropolitan area may already be sufficiently covered by existing and established radio stations within the area.  If the market is saturated, there may be insufficient demand by advertisers or listeners within the area for an additional radio station broadcasting from a location outside of the area.  In such a case, we may not be able to sell the broadcasting properties in the market that we develops, or we may not be able to sell our properties at a price sufficient to justify our investment in the acquisition and development of the properties.

New technologies may have a negative impact on the sales price of our radio broadcasting properties.

The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies, including the following:

•                  audio programming by cable television systems, direct broadcast satellite systems, Internet content providers (both landline and wireless) and other digital audio broadcast formats;

•                  satellite digital audio radio service, which now has two subscriber-based satellite radio services with numerous channels and sound quality equivalent to that of compact discs;

•                  downloadable music to portable listening and replay devices, such as the i-pod®;

•                  In-Band On-Channel™ digital radio, or high definition radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

•                  low power FM radio, which has resulted in additional FM radio broadcast outlets that are designed to serve small, localized areas.

We have not been able to assess or determine the impact that any of these new technologies will have on FM radio audience listenership.  There is a risk that listeners of FM radio stations may shift to using other technologies, and audiences for FM broadcasts will diminish over time.  Should the audiences for FM radio diminish, the purchase prices for radio broadcasting properties will decrease, which will have a negative impact on our revenues and operations.

We may not be able to develop our broadcasting properties in a manner that will result in the expected increase in signal coverage.

Our business strategy is focused on acquiring interests in FM radio construction permits and other broadcasting properties that we believe can be developed in a manner that will increase the coverage of the broadcast signal to include a larger market in adjacent metropolitan areas.  Our construction and development work may not result in the increase in population coverage that was expected when the property was acquired.  We could, therefore, be in a situation in which we spend considerable resources to acquire, develop and upgrade a radio broadcasting property and then discover that the signal is not capable of reaching the expected larger population.  Even if we can achieve the increased population coverage, we may not be able to achieve adequate signal strength to attract listeners to the radio station.  In addition, the FAA may block our ability to construct new towers, or alter existing towers, in a manner that would increase the population coverage of our properties.  If we are incorrect in our assumptions regarding the ability to increase the population coverage of the signals in which we have interests, we may have to sell our interests in those properties at a loss because of the increase in costs or a lower sales price.

We may not be successful in acquiring additional interests in construction permits through the FCC permit auction process in the future.

All of the construction permits in which we currently hold interests were acquired by the holders of those permits in the FCC permit auction process.  A significant part of our business model includes the acquisition of interests in additional FM construction permits and licenses through direct or indirect participation in future FCC permit auctions.  The FCC held two FM permit auctions in 2007. There is no assurance that the FCC will hold additional auctions after 2007.  The auction scheduled for late 2005 was delayed because of the effects of Hurricanes Katrina and Rita.  If the FCC does not hold auctions after 2007, or cancels or significantly delays any scheduled auctions due to world events, we will lose our primary source of acquiring our radio broadcast properties.

Even if the FCC continues to hold auctions for FM construction permits, we will be subject to the risk that we may not be the winning bidder for desirable permits at such auctions.  It is unlikely that we will be able to benefit from bidding credits, which gives a bidder an advantage in becoming the winning bidder, in future auctions.  In addition, the party submitting the highest bid in the FM auction must remit to the FCC a down payment of 20% of its winning bid within ten days after the release of the auction closing notice by the FCC, and must pay the balance of the winning bid price to the FCC within ten days after the deadline for the payment of the down payment.  There can be no assurance that we will have sufficient capital to remit either the 20% payment within the ten day period or the balance of the purchase price, as required.  We may lose our deposit and be limited in our participation in future auctions if we are unable to raise the funds to pay for the winning bids by the required time.  If we are not successful in acquiring interests in construction permits in future FCC auctions, we may not be able to expand and grow our business.

The cyclical nature of the broadcasting industry may lead to volatile changes in radio advertising rates and radio station values, which may adversely affect our profitability.

Our profitability will be dependent upon radio station advertising rates, which affect the value of the radio station construction permits that we seek to develop and sell.  The supply of and demand for developed radio properties strongly influences the values of these permits.  The demand for radio station properties is determined primarily by the demand for radio station advertising time.  The demand for advertising time is affected by, among other things, world and regional economic and political conditions (including political election cycles, which create high demand for political air time, and fluctuations in economic activity).

In addition to the prevailing and anticipated radio advertising rates, the rate of new radio station building, costs of development and other operating costs, demographics and size, the profile of radio station audiences in the market and FCC and industry regulation are factors that affect the values of radio stations.  Many of these factors will be outside of our control and we cannot predict the nature, timing and degree of changes in industry conditions.

We may be contingently liable for the debts of an unrelated entity, for which we may not receive any benefit.

We are subject to the pledge by our predecessor of all of its interests in the option agreements under which we have the exclusive right to purchase, subject to prior FCC approval, 25 FM radio permits in Texas, California, Arizona, Iowa, Illinois, Georgia, Mississippi and New Mexico to secure certain indebtedness of US Farm & Ranch Supply Company, Inc. (d/b/a USFR Media Group), an unrelated entity.  We have filed a lawsuit that, among other things, questions the validity of the security agreement.  If the security agreement is found to be valid and the USFR creditors are able to foreclose on the option agreements to repay the USFR debt, which they can do only after exhausting their remedies against the assets of USFR, or if we have to repay the USFR indebtedness to protect our assets, we may not receive adequate, or any, benefit for the loss of those option agreements or for any such payment.  Since merger talks with USFR have been terminated, any such foreclosure or payment will result in no benefit to us, unless we can receive reimbursement from USFR or foreclose on assets of USFR after purchasing the USFR debt.  If we cannot recover sufficient value for any option agreements we lose to the USFR creditors, or for any payment we make to those creditors, our financial condition, including our liquidity position, may be negatively impacted, and our ability to continue our business may be adversely effected.

We will not be able to develop or continue our business if we fail to attract and retain key personnel.

Our future success depends on our ability to attract, hire, train and retain a number of highly skilled employees and on the service and performance of our senior management and other key personnel.  The loss of the services of our executive officers or other key employees could adversely affect our business.  Competition for qualified personnel possessing the skills necessary to implement our acquisition strategy is intense, and we may fail to attract or retain the employees necessary to execute our business model successfully.  Because our common stock is not traded on a recognized national market, we may have a more difficult time in attracting and retaining the employees we need.  We do not have agreements with most of our key employees that would likely preclude them from competing with us.  Moreover, we do not have “key person” life insurance policies covering any of our employees.

Our success will depend to a significant degree upon the continued contributions of our key management, engineering and other personnel, many of whom would be difficult to replace.  In particular, we believe that our future success is highly dependent on Robert W. Walker, our chief executive officer.  If Mr. Walker or other key members of our management team leaves our employment, our business could fail, and the share price of our common stock would likely decline.  Although we have entered into an employment agreement with Mr. Walker, he may voluntarily terminate his services at any time, and may be free to compete with us, as long as he does not use our proprietary information after his departure.

Regulatory restrictions on transfers of construction permits, broadcast licenses and radio stations may delay or prevent a future acquisition or sale of radio properties by us.

The acquisition and sale of construction permits and broadcast licenses requires prior FCC approval.  Such acquisitions and sales may also be subject to approval by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  There can be no assurance that the FCC or the FTC will approve our future transfers of our interests in construction permits or broadcast licenses, or that such approvals will be granted in a timely fashion or without limitations.  A delay or failure to obtain approval of any transaction from the FCC or the FTC, or a material limitation in acquisition or disposition of construction permits, broadcast licenses or radio stations, could adversely affect our financial condition by delaying or preventing an advantageous acquisition or the receipt of proceeds from the sale of our properties.

We may be unable to recognize any proceeds from broadcast licenses in which we have interests if the permit holder fails to complete the construction of a broadcast facility within the time required by the construction permit.

Construction permits granted by the FCC automatically terminate if the permit holder does not complete the construction of the facility and apply for a broadcast license within a specific period of time. If the holder of a construction permit in which we have an interest is unable to complete construction and apply for a broadcast license within the time required by that construction permit, or if we fail to sell our interest in such construction permit while there is still time for the purchaser to complete the construction required, we will lose substantially all of our investment in that construction permit.  Our results of operation could be negatively impacted if we lose our investment in any of our radio properties.

The amount of proceeds from the sale of our interests in construction permits or broadcast licenses may be decreased if the holders of those permits or licenses are required to reimburse the FCC for bidding credits they received in FCC auctions.

We have the exclusive right to purchase, subject to prior FCC approval, certain construction permits, and the related broadcast licenses, pursuant to a series of option agreements.  The holders of those permits are individuals who directly or indirectly own shares of our common stock, or entities controlled by such individuals.  Many of the permit holders received a bidding credit that reduced the purchase price for those construction permits by 35% of the winning bids for those permits.  All or a portion of such bidding credits may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including us.  The FCC may also require a permit holder to reimburse its bidding credits if the FCC determines that the permit holder is controlled by a person who holds other media properties, including us.  Under the terms of the option agreements, the option price is increased to the extent the permit holder is required to reimburse the FCC any portion of the bidding credit upon exercise of the option or otherwise.  Therefore, to the extent the permit holders have to reimburse the FCC for their bidding credits, the proceeds that we realize on the sale of the related construction permit or broadcast license will be reduced by the amount of the reimbursed bidding credit, which may result in a loss on the sale of those broadcast properties.

The radio broadcasting industry is subject to regulation that could require significant expenditures, delay the sale or reduce the value of broadcasting assets and affect our cash flows and operations.

Our business and the development of our permits will be materially affected by FCC regulation. Because such laws and regulations are often revised, we cannot predict the ultimate cost of complying with such laws and regulations or the impact thereof on the resale prices of our broadcasting assets.  For example, the FCC’s more vigorous enforcement of its indecency rules against all broadcasters may result in a decrease in the demand for broadcasting properties, which are subject to those rules, and lower purchase prices for those properties.  The FCC has also increased its enforcement actions against broadcasters, which may result in significant fines or forfeitures of permits or licenses.  In addition, the FAA may restrict our ability to increase the population coverage of certain of our properties by denying our ability to construct new towers at optimal sites or alter existing towers.  City and county governments may delay the sale of our properties by delaying the processing of utility, building and use applications for our transmitter and/or tower sites, which may be needed to prove the population coverage of the properties to potential buyers.  Additional laws and regulations may be adopted that could limit our ability to do business, or increase the cost of doing business, and which may materially adversely affect our operations.

World events outside of our control may negatively affect our operations and financial condition.

World events beyond our control, such as the terrorist attacks on the United States on September 11, 2001, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets and may affect our business, results of operations and financial condition.  The current conflict in Iraq and the potential of conflict with Iran and other rogue states may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets.  These uncertainties could also have a material adverse effect on our ability to obtain additional financing on acceptable terms, if at all.

World events may also negatively affect our operations and financial condition, and may directly impact the value of our radio broadcasting properties.  Future terrorist attacks or other events could result in increased volatility of the financial markets in the United States and globally, and could result in an economic recession in the United States or the world.  Any of these occurrences could have a material adverse impact on the value of broadcasting properties, including our interests in such properties.

Because we do not have an audit or compensation committee, stockholders must rely on the entire board of directors, only two members of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  All of the functions of the audit committee and the compensation committee are currently performed by the board of directors as a whole.  Only two of our four directors are considered independent.  Thus, there is a potential conflict in that board members who are part of management, or are otherwise not considered independent, will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We will incur increased costs and may have difficulty attracting and retaining qualified directors and executive officers as a result of being a public company.

As a public company, we will incur significant legal, accounting, reporting and other expenses that our predecessor did not incur as a private company.  We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as related rules implemented by the Securities and Exchange Commission.  We expect these rules and regulations to increase legal and financial compliance costs and to make some activities more time-consuming and costly.  We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, we may experience difficulty attracting and retaining qualified individuals to serve on our board of directors or as our executive officers.  We cannot predict or estimate the amount of additional costs that we may incur as a result of these requirements or the timing of such costs.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.”  Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events.  These statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management.  When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us.  These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus.  Factors that can cause or contribute to these differences include those described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations.” These forward looking statements include, but are not limited to, statements regarding the following: growth opportunities and increasing market share, earnings estimates, future financial performance and other matters.  Although we believe that the expectations contained in these forward-looking statements are reasonable, you cannot be assured that these expectations will prove correct.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from those projected.  Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.  All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.  You should specifically consider the factors identified in this prospectus which would cause actual results to differ before making an investment decision.  We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

USE OF PROCEEDS

Each selling stockholder will receive all of the proceeds from the sale of its common stock offered by this prospectus.  We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.  We will, however, receive the exercise price with respect to warrants to purchase 2,560,352 shares of our common stock, when exercised by the selling stockholders who hold them. If all the warrants are exercised, we estimate our net proceeds would be approximately $8.7 million.  However, the holders of the warrants have the option to exercise the warrants using a “cashless” exercise, in which case we would not receive any proceeds from the exercise of the warrants.  Each of the warrants includes a cashless exercise option, pursuant to which the holder thereof can exercise the warrant without paying the exercise price in cash.  If the holder elects to use this cashless exercise option, such holder will receive a fewer number of our shares than it would have received if the exercise price were paid in cash.  The number of our shares the holder of the warrants would receive in connection with a cashless exercise is determined in accordance with a formula set forth in the applicable warrant.  There can be no assurance that we will receive any payments even if all of the warrants are exercised.  Any proceeds received will be used for working capital, inventory purchases and other general corporate purposes.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MNEM”.  Prior to February 19, 2008, our common stock was quoted on the Over-the-Counter Bulletin Board under the symbol “FLTG”.

Prior to February 20, 2008, our common stock had no trades on the Over-the-Counter Bulletin Board.  The following table shows the high and low daily closing sale prices per share of our common stock on the Over-the Counter Bulletin Board for the first quarter of fiscal 2008.

	Price Range
Quarter Ending	High	Low
March 31, 2008	$2.85	$2.84

As of May 1, 2008, there were approximately 59 holders of record of our common stock, and the closing price on the OTC Bulletin Board as of March 3, 2008, the last day of trading, was $2.85.

We have never declared or paid a dividend on our common stock.  However, our predecessor indicated to its shareholders that it expected that we may pay a one-time dividend after the sale of the Morristown and Aquila, Arizona properties.  The declaration of all dividends is within the discretion of our board of directors, which will review our dividend policy from time to time.  Our board may determine to retain earnings to finance the growth and development of our business.

SELECTED CONSOLIDATED FINANCIAL DATA

STATEMENT OF OPERATIONS

	Three months ended March 31, 2008	Three months ended March 31, 2007	Year ended December 31, 2007	Year ended December 31, 2006
Total Revenue	$—	$—	$2,906,072	$—
Cost of goods sold	—	—	682,000	—
Gross profit	—	—	2,224,072	—

Expenses
Salaries and benefits	283,739	315,685	1,249,025	928,872
Non-cash stock compensation	338,005	320,651	2,014,209	1,977,985
Legal fees	109,692	189,895	642,264	367,499
Other professional fees	80,431	40,894	252,051	177,348
Marfa Public Radio contribution	32,800	37,550	379,009	473,068
Travel and entertainment	15,202	40,424	134,792	161,403
General and administrative	43,821	41,534	173,012	198,122
Depreciation and amortization	6,694	6,206	26,011	20,468
Total expenses	910,384	992,839	4,870,373	4,304,765
Operating loss	(910,384)	(992,839)	(2,646,301)	(4,304,765)
Interest and other income	21,108	34,967	73,847	244,946
Interest expense	(12,170)	(11,543)	(106,845)	(97,379)
Net loss	(901,446)	(969,415)	(2,679,299)	(4,157,198)
Net loss attributable to non-controlling interest	—	—	21,555	(128,397)
Consolidated net loss	$(901,446)	$(969,415)	$(2,657,744)	$(4,028,801)

BALANCE SHEET DATA:

	March 31, 2008	December 31, 2007	December 31, 2006
Cash, cash equivalents and time deposits	$899,650	$1,229,958	$3,795,518
Current assets	1,525,716	2,237,177	4,470,117
Total assets	8,292,655	8,996,940	9,377,973
Current liabilities	359,372	313,772	268,571
Total liabilities	1,371,952	1,315,094	1,224,733
Stockholders’ equity	6,920,703	7,681,846	8,153,240

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the section “Selected Financial Data” and the financial statements and related notes included elsewhere in this prospectus.

The information contained below may be subject to risk factors.  We urge you to review carefully the section “Risk Factors” in this prospectus for a more complete discussion of the risks associated with an investment in our securities.  See “Forward-Looking Statements” and “Risk Factors” above.

Overview

Our primary business activities include the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, granted by the Federal Communications Commission, or FCC. We have entered into option agreements to purchase 25 FM construction permits in California, Arizona, New Mexico, Texas, Oklahoma, Iowa, Illinois, Mississippi and Georgia and one broadcast license in California. Our acquisition strategy is focused on acquiring interests in FM radio construction permits for frequencies granted to smaller communities located near larger metropolitan areas, and which we believe can be developed in a manner that will increase coverage to include that larger metropolitan area. We believe that the larger population coverage resulting from such development will result in a significant increase in the value of the permits.

We intend to acquire additional FM construction permits through direct or indirect participation in future FCC permit auctions. We also expect to seek non-auction acquisition opportunities, such as purchasing small market radio stations from others who have received the construction permits from the FCC but who may be unable to realize the value of the permit because of inadequate financing, inability to complete construction or other factors. We undertake to technically modify the authorized power and transmitter location of a particular construction permit to provide increased signal coverage over larger markets. We expect to will then resell our interest in the radio station. We may sell a radio station, or assign or terminate for a fee its rights to purchase the construction permit relating to a radio station, at any point during the permitting, construction or operation process, depending on when we believe we will generate the greatest return. As a result, we may operate radio stations we develop or purchase for a period of time, but do not expect to generate significant revenue or profit from station operations in the near term. However, we are exploring a long-term business model that we expect will provide a predictable, recurring revenue stream while minimizing the risk, expense and income fluctuation typically associated with day-to-day radio station operation and may retain some of the radio stations acquired to implement this business model.

Through Matinee Productions Corporation, or MPC, a wholly-owned subsidiary, we have invested in a full length, independently produced film and have invested in a documentary film. We may also explore opportunities to expand into print media or the film or music industries through additional direct investment, joint ventures or other relationships. However, we do not expect these types of investments to become a significant portion of our overall business.

On February 11, 2008, we completed a merger with our predecessor, Matinee Media Corporation, a Texas corporation.  Under the agreement and plan of merger, we issued 13,968,598 shares of common stock to our predecessor’s shareholders.  Our existing shareholders retained 1,662,214 shares, giving our existing shareholders 8% and our predecessor’s shareholders 92% of our outstanding shares of stock.  We also assumed outstanding options and warrants to purchase 4,423,735 shares of our predecessor’s common stock, with the same terms and conditions.  As the surviving entity in the merger, we changed our name from Filtering Associates, Inc. to Matinee Media Corporation., and our common stock became listed on the OTC Bulletin Board on February 19, 2008 under the symbol “MNEM”.  As a result of the merger, for financial accounting purposes, we treat the merger as a purchase of our company by our predecessor.  Therefore, we have presented the historical financial statements of our predecessor, for comparison purposes, for all of our reporting periods prior to the completion of the merger presented in this report.

Basis of Presentation, Critical Accounting Policies and Estimates

Basis of Presentation

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions are routinely evaluated. Actual results may differ from these estimates.

We came out of the development stage with significant revenues in the fourth quarter of fiscal year 2007.

Principles of Consolidation

The consolidated financial statements for the year ended December 31, 2007 and 2006, include the results of Matinee Media and its wholly-owned subsidiary, MPC.  The consolidated financial statements also include results of Matinee Radio, LLC and Ace Radio Corporation, including its wholly-owned subsidiary Able Radio Corporation, each considered a variable interest entity, as defined under Financial Accounting Standards Board (FASB) Interpretation No. 46.  MPC consolidates a majority owned Enough Investments LLC, which consolidates Ya Basta LLC, a 50% owned entity.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Results of Operations

For the three month periods ended March 31, 2008 and 2007

Revenue.  For the three month periods ended March 31, 2008 and 2007, we realized no revenues. We anticipate that we will generate revenue from the sale, assignment or termination for a fee of our rights to acquire FM radio properties during the remaining fiscal quarters of 2008.

Operating Expenses.  For the three month period ended March 31, 2008 and 2007 our total operating expenses were approximately $910,000 and $993,000, respectively. These amounts consist of compensation of approximately $622,000 and $636,000, respectively, including approximately $338,000 and $321,000, respectively, related to non-cash compensation expense of stock options under FAS123R; approximately $190,000 and $231,000, respectively of professional fees, including approximately $91,000 and $169,000, respectively, in legal fees primarily related to the failed merger with USFR, including the subsequent lawsuit filed against USFR; and approximately $99,000 and $126,000, respectively, of general and administrative expenses, such as leased office space and equipment, travel and entertainment, and depreciation and amortization.

Other Income(Expenses).  For the three month periods ended March 30, 2008 and 2007 other income (expenses) totaled approximately $9,000 and $23,000, respectively. Other income(expense) consists of interest income on cash and cash equivalents of approximately $21,000 and $35,000, respectively; offset by interest expense on notes payable of approximately $12,000 for each period. The decrease in other income relates to the reduction in cash and cash equivalents for operating and capital needs.

For the years ended December 31, 2007 and 2006

Revenue.  For the year ended December 31, 2007 we realized revenues of $2.9 million from Ace Radio’s sale of its license granted by the FCC to Cazadero, California on November 15, 2007. We did not realize revenue during the year ended December 31, 2006.

Cost of goods sold.  For the year ended December 31, 2007 cost of goods sold were approximately $682,000, which consists primarily of the cost of the license, construction and legal costs incurred to build-out the station related to the license we sold.

Gross profit.  For the year ended December 31, 2007 we realized gross profits of $2.2 million on the sale of the license granted by the FCC to Cazadero, California.

Operating Expenses.  For the years ended December 31, 2007 and 2006 our total operating expenses were approximately $4.9 million and $4.3 million, respectively. These amounts consist of compensation of approximately $3.3 million and $2.9 million, respectively, including: approximately $2.0 and $2.0 million, respectively, related to non-cash compensation expense of stock options under FAS123R; approximately $894,000 and $545,000, respectively, of professional fees, including approximately $642,000 and $367,000, respectively, in legal fees primarily related to our failed merger with USFR, including the subsequent lawsuit filed against USFR, of approximately $413,000 and $117,000, respectively; contributions of approximately $379,000 and $473,000, respectively, to Marfa Public Radio, a non-profit public radio station serving far-west Texas; and general and administrative expenses, such as leased office space and equipment, travel and entertainment, and depreciation and amortization.

Other Income(Expenses).  For the years ended December 31, 2007 and 2006 other income (expenses) totaled approximately ($33,000) and $148,000, respectively. Other income (expense) consists of interest income on cash and cash equivalents of $74,000 and $245,000, respectively, offset by interest expense on notes payable of $107,000 and $97,000 for the same periods. The decrease in other income relates to the reduction in cash and cash equivalents for operating and capital needs, the conversion of notes to common stock in April 2006, and non-cash interest expense for the re-pricing of warrants in connection with a short-term loan.

Liquidity and Capital Resources.

Our principal source of liquidity has been funds from an April 2006 equity transaction in which we raised approximately $11.2 million, including approximately $2.5 million from the issuance of bridge notes in 2005, which converted into common stock and warrants in that transaction.  On August 6, 2007, we entered into an arrangement with Robert Walker, our President and Chief Executive Officer, and his spouse, under which we could borrow up to $500,000 under a line of credit to cover any additional operating expenses and capital needs required over the near to mid term. We borrowed $198,000 under that line of credit. In addition, on September 26, 2007, we entered into an arrangement with JMG Capital Partners, LP, a shareholder, under which we borrowed $350,000.

On November 15, 2007, Ace Radio sold its license granted by the FCC for Cazadero, California. The license was sold for $2,600,000 in cash and a $300,000 promissory note. We used the proceeds from the transaction to repay the loan from JMG Capital Partners and the line of credit from Robert Walker and his spouse. We will use the balance of the proceeds for future operating and general and administrative expenses.

On January 4, 2008, we received approximately $432,000 from Marfa Public Radio under a note receivable.

As of March 31, 2008, we had cash and cash equivalents of approximately $900,000 and notes receivable of approximately $488,000.  On May 12, 2008, we received approximately $166,000 from Periphery Pictures, LLC, which included the repayment of $137,500 of principal on notes receivable and approximately $28,000 of related accrued interest.

Plan of Operation for the Next Twelve Months.

Our primary business activities include the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the FCC. On November 15, 2007, Ace Radio sold its license granted by the FCC for Cazadero, California. The license was sold for $2,600,000 in cash and a $300,000 promissory note. Matinee Media receive a fee from Ace Radio equal to $2,070,000, the difference between the purchase price and the option price at which Matinee Media could purchase the broadcast facilities, in exchange for its agreement to terminate the option agreement. This transaction illustrates the ability of Matinee Media to realize revenue from its interests in broadcast facilities. Hence, we believe that we will be able to generate sufficient cash flow from our core business activities to meet operating and capital needs for the next twelve months.  Robert Walker has agreed to provide or cause another entity to provide up to $1.0 million of additional financing, if the timing of sales and cash requirements necessitates the need.

Off-Balance Sheet Arrangements.

In connection the security agreement we entered into in November 2006, we pledged a security interest all of our option agreements to purchase, subsequent to prior FCC approval, construction permits or license to USFR’s lenders, as additional collateral for USFR’s $28.0 million in promissory notes, the proceeds of which were used by USFR to acquire KTBU-TV in Houston, Texas. The security interests in our option agreements are subordinate to all other USFR assets, including KTBU-TV, which has an appraised value of approximately $46.5 million; USFR’s publication division, which has an appraised value of approximately $10.0 million, and USFR’s television network, America One. We have demanded that the USFR lenders relinquish their security interests in our option agreements due to the fact that in February 2007 USFR terminated all merger discussions with us and, therefore, we received no benefit from the loans to USFR. In conjunction with the lawsuit filed by us against USFR and its lenders, we intend to continue to pursue the release of the security interests in our option agreements and to obtain a reasonable compensation for our efforts in connection with USFR’s acquisition of KTBU-TV. Due to the significant value of assets held by USFR, even if we cannot obtain a release of the security interests, we do not expect that the security agreement will have a material adverse effect on our ongoing business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We do not use derivative financial instruments to hedge interest rate and foreign currency exposure.  We do not believe that we have any material exposure to interest rate risk.  We did not experience a material impact from interest rate risk during fiscal 2007.

Currently, we do not have any significant investments in financial instruments for trading or other speculative purposes, or to manage our interest rate exposure.

CHANGES IN AND DISAGREEMENTS WITH CERTIFYING ACCOUNTANTS

On February 27, 2008, we dismissed Jonathon P. Reuben, C.P.A., an Accountancy Corporation, as our principal independent accountant.  The determination to dismiss Reuben was made by our board of directors, since we did not have an audit committee.  Malone & Bailey, P.C. have been the auditors of our predecessor, Matinee Media Corporation, for both 2007 and 2006.

Reuben reported on our financial statements for each of the years ended December 31, 2007 and 2006.  These reports did not contain any adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles, except that the report of Reuben for each of the years ended December 31, 2007 and 2006 was qualified with respect to uncertainly as to our ability to continue as a going concern.  Since Reuben’s retention as our independent accountants on March 30, 2005 and through February 27, 2008, there were no disagreements with Reuben on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Reuben’s satisfaction would have caused Reuben to make reference thereto in their report on our financial statements for such years.  During the period of their retention there were no reportable events identified in Item 304(a)(1)(iv) of Regulation S-B.

We engaged Malone & Bailey, P.C. as our new independent accountants as of February 27, 2008.  During the two most recent fiscal years and through February 27, 2008, we had not consulted with Malone & Bailey regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or event identified in Item 304(a)(1)(iv) of Regulation S-B.  Malone & Bailey had previously been engaged as the independent accountant for our predecessor, and reported on that company’s consolidated financial statements for each of the years ended December 31, 2007 and 2006.  Those reports did not contain any adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles.

We reported the change in independent accountants on a Current Report on Form 8-K filed on February 29, 2008.

BUSINESS

Overview

Since October 2005, when our predecessor, Matinee Media Corporation, a Texas corporation, was formed, we have primarily been an acquirer, developer and seller of interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the Federal Communications Commission, which we refer to as the FCC.  On February 11, 2008, we completed a merger with our predecessor.  In the merger, the shareholders of our predecessor acquired ninety-two percent of our outstanding common stock.  In addition, upon the closing of the merger, we changed our name from Filtering Associates, Inc. to Matinee Media Corporation.  As a result of the merger, for financial accounting purposes, we treated the merger as a purchase of our company by our predecessor.  Therefore, we have presented the historical financial statements of our predecessor, for comparison purposes, for all of our reporting periods prior to the merger presented in this prospectus.

We were incorporated in Nevada on July 9, 2001.  We were initially formed to be a reseller of Internet content filtering and blocking software.  In 2003, we began marketing USB flash memory drives through a website.  During 2005, our board of directors began researching other opportunities that might enhance stockholder value, including the acquisition of a product or technology, or pursuing a merger or acquisition of another business entity with long-term growth potential.

Our principal source of revenue and profits from our current business are from the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the FCC.  The founders of our predecessor and our current management team, which is led by our President and Chief Executive Officer, Robert W. Walker, have approximately 60 years of combined experience in the radio, television and cable industries.  Our Chief Financial Officer, Kevin W. Mischnick, previously served as Vice-President of Finance for AMFM, Inc. and Capstar Broadcasting Partners, Inc., the owner of 450 stations that was sold to Clear Channel Communications, Inc. in 2000 for $23.5 billion.

Our current business strategy is focused on acquiring interests in FM radio construction permits and broadcast licenses for frequencies granted to smaller communities located near larger metropolitan areas that we believe can be developed in a manner that will increase coverage to include a larger market in those metropolitan areas.  We believe that the larger population coverage resulting from such development will result in a significant increase in the value of the permits.  We currently hold the exclusive right to purchase, subject to prior FCC approval, 25 FM radio permits in Texas, California, Arizona, Iowa, Illinois, Georgia, Mississippi and New Mexico, which were acquired by our affiliates in recent FCC auctions.  We believe that the 25 permits that we have the right to acquire have a potential value much greater than the aggregate winning bids for those permits in the FCC permit auctions, and the price at which we have the exclusive right to purchase the permits from the winning bidders.

We intend to acquire additional FM construction permits through direct or indirect participation in future FCC permit auctions.  We also expect to seek non-auction acquisition opportunities, such as purchasing radio stations from others who have received the construction permits from the FCC but who may be unable to realize the value of the permit because of inadequate financing, inability to complete construction or other factors.  We will undertake to technically modify the authorized power and transmitter location of a particular construction permit to provide increased signal coverage over larger markets.  We expect that we will then resell our interest in the related radio station.  We may sell a radio station, or assign or terminate for a fee our rights to purchase the construction permit relating to a radio station, at any point during the permitting, construction or operation process, depending on when we believe it will generate the greatest return.  As a result, we may operate radio stations that we develop or own for a period of time, but we do not expect to generate any significant revenue or profit from station operations in the near term.  We are exploring a long-term business model that we expect will provide a predictable, recurring revenue stream while minimizing the risk, expense and income fluctuation typically associated with day-to-day radio station operation.  We may retain some of the radio stations resulting from the construction permits we acquires to implement this business model.

We have has invested in a full length, independently produced film and a documentary film.  We may also explore opportunities to expand into print media or the film or music industries, through additional direct investments, joint ventures or other relationships that we believe are compatible with and enhance the value of our core business.  We do not expect that any of the investments involved in these activities will be in material amounts, or will result in material revenues to us.

On October 5, 2006, our predecessor executed a letter of intent with US Farm & Ranch Supply Company, Inc. (d/b/a USFR Media Group), regarding a merger of USFR with and into our predecessor. On November 10, 2006, USFR borrowed $28.0 million for the purchase of KTBU Television, Channel 55, Conroe, Texas.  In order for USFR to receive that loan, at the request of USFR’s lenders, our predecessor executed a security agreement for the benefit of those USFR lenders, pursuant to which our predecessor pledged all of its interests in the option agreements under which our predecessor had the exclusive right to purchase, subject to prior FCC approval, 24 FM radio permits. After USFR’s acquisition of KTBU, our predecessor and USFR began negotiating the terms of a merger agreement and preparing the financial statements that would be required before the merger of the combined entity with us could be consummated.

On February 16, 2007, a merger agreement was completed for execution by our predecessor and USFR.  On February 19, 2007, USFR informed our predecessor that USFR would not proceed with the merger with our predecessor.  USFR gave no reason for its decision to not move forward with the merger. On March 2, 2007, our predecessor filed a lawsuit against USFR and the USFR lenders in the district court of Travis County, Texas (Case No. D-1-GN-07-000634).  The lawsuit claims, among other things, that USFR and its lenders fraudulently used our predecessor’s assets and relationships for the sole purpose of acquiring KTBU for USFR, with no sincere intentions of ever moving forward with the merger.  We have succeeded to the rights of our predecessor in that lawsuit.  We are seeking actual and punitive damages against the defendants, a recovery of litigation expenses, rescission of the security agreement executed by our predecessor for the benefit of the USFR lenders and a constructive trust in favor of us on KTBU. On April 2, 2007, the defendants filed a general denial to the lawsuit.  We intend to vigorously pursue our claims in the lawsuit.

Construction Permits for FM Stations

Available FM frequencies are established in advance in response to a petition submitted to the FCC to add a particular frequency in a particular community, or an FM allotment. The right to construct a new FM radio broadcast facility, the construction permit, is granted by the FCC primarily through a multi-stage auction process. The FCC periodically announces FM permit auctions by public notice, and any interested person may submit a short-form application to participate in an auction. The short-form application contains information about the ownership structure of the applicant and a description of the broadcast permits on which the applicant wishes to bid. If the short-form application is accepted by the FCC for filing, the applicant must then submit an advance payment, which establishes the applicant’s eligibility to bid in the auction.

The party submitting the highest bid in the auction for an FM allotment must remit 20% of its winning bid, as a down payment, to the FCC within ten days after the close of the auction, and must file a long-form application (FCC Form 301) within 30 days after the close of the auction. The long-form application includes the specific engineering parameters of the proposed radio station. The filing fee for the long-form application is currently $2,980. The winning bidder must pay the balance of the winning bid price to the FCC within ten days after the deadline for the payment of the down payment. The construction permit is granted after the FCC determines that it will grant the permit for the FM allotment based upon the engineering parameters submitted in the applicable FCC Form 301. The person or entity who is awarded a construction permit is sometimes referred to as the “permittee.” Construction permits have a finite term of three years within which the permittee must complete construction and apply for a license to operate a broadcast facility. A construction permit will terminate automatically if the permittee fails to complete the construction of the specified broadcast facility and apply for a broadcast license within the specified time.

Construction Requirements

Construction of a radio station involves the selection and installation of broadcasting equipment meeting the requirements of the construction permit, and the procurement of a suitable transmitter, antenna and main studio. The cost of constructing new facilities or upgrading existing facilities varies widely according to the size and power of the radio station, the cost of land in the community of license and the availability of construction trades.

Usually, the most critical element of successful radio station construction is the location and procurement of a suitable transmitter-tower site, or the lease of space on an existing multi-transmitter tower. FM radio station tower sites are usually located at the highest point possible that has a good line-of-sight to the community of license. Transmitter-tower sites require easy access for building and maintenance and utility services, such as electricity and phone service. Offices, studios and other facilities necessary to operate a radio station may be located at the site of the transmitter-tower or at a location remote from the site, and may be either owned or leased by the permittee.

Broadcast Licenses

Upon completion of the construction of a broadcast facility in accordance with the construction permit, the permittee must apply to the FCC for a license to broadcast a radio signal in accordance with the limitations of the construction permit. The license is normally granted on a routine basis. The station may generally begin broadcast operations under program test authority upon notification to the FCC, subject to certain limitations, pending the issuance of a broadcast license. The owner of a broadcast license is sometimes referred to as a “licensee.” The license application filing fees for FM broadcast licenses are $170 for a non-directional station and $695 for a directional station.

Once issued, broadcast licenses continue in effect for terms of up to eight years, which expire on a common date based upon the state in which the community of license is located, and may be renewed for additional eight year terms by filing an application, accompanied by a renewal fee of $150, four months prior to the expiration of the previous license. Interested persons, including members of the public, may file petitions to deny license renewals. These petitions may raise various issues before the FCC. The FCC is required to hold hearings on renewal applications if the FCC is unable to determine if the renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet various requirements and that no mitigating factors justify the imposition of a lesser sanction, the FCC may deny a license renewal application. If there are no violations of FCC rules and regulations during the previous license term, the license renewal application is generally granted within four months following the renewal filing. In any case, the licensee may continue to operate the station subject to the broadcast license while the renewal application is pending.

The FCC classifies each FM radio station. The classification of an FM radio station determines its minimum and maximum facilities requirements. In general, commercial FM radio stations are classified as follows, in order of increasing power and antenna height: Class A, B1 or C3, B or C2, C1, C0 and C. In addition, the FCC has adopted a rule that subjects Class C FM radio stations that do not satisfy a certain antenna height requirement to an involuntary downgrade in classification to Class C0 under certain circumstances, so that their classification reflects the existing operating characteristics of the station.

Transfers or Assignments of Permits and Licenses

The Communications Act of 1934, as amended, or the Communications Act, prohibits the assignment of construction permits and broadcast licenses or a change in control of the owner of a construction permit or broadcast license without the prior approval of the FCC. In determining whether to grant approval of an assignment or change in control, the FCC considers a number of factors pertaining to the current owner and the proposed new owner, including:

•      compliance with the various rules and policies limiting common ownership of media properties in a given market;

•      the character of the proposed new owner and those persons who have significant or attributable interests in the new owner; and

•      compliance with the Communications Act’s limitations on alien ownership, as well as compliance with other FCC regulations and policies.

The permittee or licensee of a construction permit or broadcast license must apply to the FCC for prior approval of a proposed assignment or transfer of control of a station license or permit. If the application involves a substantial change in ownership or control, the applicant must publish a local public notice of the application in a newspaper. The FCC must also list the application on an FCC public notice for not less than 30 days, during which time interested persons, including listeners, advertisers and competitors, may file petitions to deny, or other objections against, the application. Interested persons may file informal objections to assignment and transfer of control applications at any time up until the FCC acts on the application. Once the FCC staff grants an application, interested persons may ask the FCC to reconsider its grant within 30 days after the date of grant, or the FCC may reconsider its grant on its own motion for 40 days after the date of grant. If the application does not involve a substantial change in ownership or control, it is considered a “pro forma” application. The pro forma application is nevertheless subject to having interested persons file informal objections against it. The application filing fees for an assignment or transfer of control application is currently $830, but only $120 for a pro forma assignment or transfer of control. When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any person other than the person specified in the application.

Acquisition Strategy

Our acquisition strategy is primarily focused on acquiring interests in FM construction permits based upon the potential, in our view, to technically modify the authorized power and transmitter location of the permit to provide increased signal coverage over more densely populated metropolitan markets. We believe that it has an acquisition process that is more structured and disciplined than the process used by other frequent buyers of FM construction permits.  A construction permit must meet the following minimum criteria before we will consider it for acquisition:

•      the permit must be issued to a community located within reasonable proximity (typically within 30 to 50 miles) to a more densely populated area, or it must already provide coverage over such targeted, more densely populated, market;

•      technical studies must show that the permit’s authorized signal strength can be sufficiently increased and/or its proposed transmitter site can be relocated closer to the targeted market;

•      the targeted market must be economically vibrant;

•      the target market must be considered economically and competitively desirable from the standpoint of the radio broadcast industry; and

•      the broadcast station’s potential valuation (considering historical comparable sales in the targeted market) must be sufficiently above the proposed permit acquisition price.

Our ability to execute our permit acquisition strategy is subject to our ability to identify acquisition targets that both satisfy our acquisition criteria and are available on terms that are economically and commercially acceptable to us.  We have been able to negotiate option agreements giving us the exclusive right to acquire, subject to prior FCC approval, 25 radio permits from three recent FCC auctions that we believe meet our acquisition criteria.  We cannot be certain that acceptable acquisition opportunities will continue to arise in the future.  Many of our competitors for permit acquisitions have greater financial resources than we do and may be able to outbid us for future attractive acquisition targets, especially if we maintains our disciplined acquisition process.  Additionally, even if we are able to identify acceptable acquisition opportunities, our ability to complete such acquisitions will also remain subject to, among other factors, FCC approval and the availability of adequate capital, which may not be available to us when needed or on acceptable terms.

Current Construction Permit Portfolio

As of March 31, 2008, we have the exclusive right to acquire, subject to prior FCC approval, the construction permits, when granted, set forth on the following table pursuant to a series of option agreements with the permittee, James Falcon, for the option prices indicated below, of which we have paid $10 each.  Mr. Falcon was the winning bidder for the listed permits in FCC Auction 37 conducted in December 2004.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	Net FCC Auction Bid*	Option Price to Matinee Media**
Rio Grande City, TX	Original App	95.1	A	McAllen, TX	53,000	$838,500	$877,948
Seymour, TX	CP	92.3	C2	Wichita Falls, TX	19,000	$107,250	$112,296
Knox City, TX	CP	107.3	A	N/A	6,000	$87,100	$91,198
Pleasant Valley, TX	CP	98.7	A	Wichita Falls, TX	143,000	$80,600	$84,392
Olney, TX	App	104.3	C2	Metro Ft. Worth, TX	113,000	$95,550	$100,045
Grape Creek, TX	App***	104.5	C2	San Angelo, TX	111,000	$222,300	$232,758
Wellington, TX	CP	98.5	C3	Childress, TX	11,000	$102,700	$107,532
Eldorado, OK	CP	96.9	C3	Altus, OK	57,000	$102,700	$107,532

*	Auction bids are net of 35% bidding credit, all or a portion of such credit may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including us.
**

The option price will be increased to the extent the permittee is required to reimburse the FCC any portion of the 35% bidding credit upon exercise of the option. The option price includes actual out-of-pocket expenses, including financing costs, incurred by the permittee to procure and “build out” the permit and will be increased to the extent of future out-of-pocket expenses.

***	The application for this permit proposes a one-step upgrade of the current Class A allotment to a Class C2 allotment and a change in the city of license.

As of March 31, 2008, we have the exclusive right to acquire, subject to prior FCC approval, the construction permits, when granted, set forth on the following table pursuant to a series of option agreements with the permittee, Matinee Radio, LLC, for the option prices indicated below, of which we have paid $10 each.  Matinee Radio was the winning bidder for the listed permits in FCC Auction 37 conducted in December 2004.  Matinee Radio is owned in part by founding shareholders of our predecessor, including our President and Chief Executive Officer, Robert W. Walker.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	Net FCC Auction Bid*	Option Price to Matinee Media**
Albany, TX	CP	98.9	C3	Abilene, TX	138,000	$252,750	$271,697
Goldsmith, TX	CP	94.7	A	Midland/Odessa, TX	122,000	$347,250	$393,125
Camden, TX	App***	98.1	C3	Lufkin, TX	123,000	$337,500	$362,698
Magdalena, NM	CP mod****	95.9	C1	Albuquerque, NM	712,000	$321,000	$348,397

*	Auction bids are net of 25% bidding credit, all or a portion of such credit may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including us.
**

The option price will be increased to the extent the permittee is required to reimburse the FCC any portion of the 25% bidding credit upon exercise of the option. The option price includes actual out-of-pocket expenses, including financing costs, incurred by the permittee to procure and “build out” the permit and will be increased to the extent of future out-of-pocket expenses.

***	The application for this permit proposes a one-step upgrade of the current Class A allotment to a Class C3 allotment and a change in the city of license.
****	A minor modification has been filed for this construction permit to upgrade the current Class C1 allotment to a Class C0 allotment.

As of March 31, 2008, we have funded $654,264 for Matinee Radio to pay a portion of the winning bid prices of the permits noted above and related fees and expenses for Matinee Radio to obtain those construction permits from the FCC.  If not repaid sooner this amount is expected to be repaid with proceeds from the sale(s) of the permits by Matinee Radio.

As of March 31, 2008, we have the exclusive right to acquire, subject to prior FCC approval, the construction permits, when granted, set forth on the following table pursuant to a series of option agreements with the permittee, Ace Radio Corporation, for the option prices indicated, for which we have paid $10 each.  Ace Radio was the winning bidder for the listed permits in FCC Auction 62 conducted in January 2006.  The president, sole director and majority shareholder of Ace Radio is Stephen M. Hackerman, a member of our board of directors and Mr. Walker’s brother-in-law.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	Net FCC Auction Bid*	Option Price to Matinee Media**
Erie, IL	Original App	105.5	A	Quad Cities, IA-IL	210,000	$118,300	$138,228
Morristown, AZ	CP	99.5	C2	Phoenix, AZ	2,310,000	$1,452,100	$1,686,683
Luepp, AZ	CP	101.5	C1	Flagstaff, AZ	96,000	$78,000	$97,372
Goodfellow AFB, TX	App***	101.1	C3	San Angelo, TX	110,000	$309,400	$342,176
Coalinga, CA	CP	97.3	A	Fresno, CA	856,000	$309,400	$337,314
Dunkerton, IA	CP	103.9	A	Waterloo/Cedar Falls, IA	171,000	$295,750	$343,312
Waynesboro, GA	Original App	92.9	A	Augusta, GA	206,000	$130,000	$156,460
Lost Hills, CA	CP	105.7	B1	Bakersfield, CA	758,000	$248,950	$306,678
New Albany, MS	CP	101.5	A	Tupelo, MS	69,000	$190,450	$257,508
Santa Anna, TX	CP	105.5	C3	Brownwood, TX	48,000	$127,400	$154,653
New Augusta, MS	CP	101.7	A	Hattiesburg, MS	114,000	$407,550	$431,788

*	Auction bids are net of 35% bidding credit, all or a portion of such credit may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including us.
**

The option price will be increased to the extent the permittee is required to reimburse the FCC any portion of the 35% bidding credit upon exercise of the option and to the extent of actual out-of-pocket expenses, including financing costs, incurred by the permittee to procure and “build out” the permit.

***	The application for this permit proposes a one-step upgrade of the current Class A allotment to a Class C3 allotment.

As of March 31, 2008, we have the exclusive right to acquire, subject to prior FCC approval, the construction permits, when granted, set forth on the following table pursuant to a series of option agreements with the permittee, Able Radio Corporation, for the option prices indicated, for which we have paid $10 each.  Able Radio was the winning bidder for the listed permits in FCC Auction 70 conducted in March 2007.  The permits have yet to be granted.  Able Radio is a wholly-owned subsidiary of Ace Radio.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	FCC Auction Bid	Option Price to Matinee Media*
Balmorhea, TX	Original App	104.5	C	West Texas	64,000	$40,000	$57,063
Aquila, AZ	App**	107.3	C1	Phoenix, AZ	2,670,000	$1,659,000	$1,801,352

*	The option price includes actual out-of-pocket expenses incurred by the permittee to procure and “build out” the permit and will be increased to the extent of future out-of-pocket expenses.
**	The application for this permit proposes a one-step upgrade of the current Class C3 allotment to a Class C1 allotment and a change in the city of license from Aguila, AZ.

On February 9, 2006, we entered into a line of credit with Ace Radio in order for Ace Radio to fund FCC winning bid prices as the Auction 62 construction permits are granted by the FCC and for build out expenses for those permits.  The original principal amount of the line of credit was $4,500,000.  The maturity date of the line of credit was February 9, 2007, at which time the maturity of the line of credit was extended to March 1, 2008.  On April 26, 2007, the line of credit was increased to $7,500,000 in order for Ace Radio to fund Able Radio’s FCC winning bids from FCC Auction 70 and for build out expenses for those permits.  The maturity of the line of credit was March 1, 2008, at which time the maturity of the line of credit was extended to December 31, 2009.  The line of credit bears interest at 7% per annum.  As of March 31, 2008, the outstanding principal amount of the line of credit was $5,473,633, plus accrued interest of $523,083.

On September 10, 2007, Ace Radio signed an asset purchase agreement under which Ace Radio agreed to sell its license granted by the FCC for Cazadero, California, which Ace Radio acquired in FCC Auction 62, to Redwood Empire Stereocasters, subject to FCC approval.  On November 1, 2007, the FCC approved the sale of the license.  On November 15, 2007, the license was sold for $2,600,000 in cash and a $300,000 promissory note, which bears interest at 6% per annum and is payable in two equal annual installments of $150,000.  Ace Radio paid us $2,070,000 of the proceeds of the sale in exchange for our agreement to terminate our option agreement for the Cazadero license. Ace Radio used the remainder of the cash proceeds to repay a portion of its line of credit with us.

Marfa Public Radio Corporation, is a non-profit organization created to operate a radio station on FM frequency 93.5 MHz in Marfa, Texas.  The station has been designated as a public radio station serving far west Texas.  The construction permit for the station, for which we had the exclusive right to purchase, subject to FCC approval, was originally granted to Matinee Radio in connection with FCC Auction 37.  In order to assist in the construction and initial launch of the Marfa station, our predecessor provided services and funding to Marfa Public Radio.  Our predecessor also assisted Marfa Public Radio in obtaining a grant from the U.S. Department of Commerce to assist in the construction of the station.  The grant, in the amount of $432,000, was awarded on September 22, 2005, and was funded on January 4, 2008.  On September 5, 2007, Matinee Radio agreed to donate the construction permit for the station to Marfa Public Radio, subject to FCC approval.  Since 2005, our predecessor funded approximately $1,045,000 to Marfa Public Radio for operations and build-out of a studio and tower.  On December 31, 2007, our predecessor and Marfa Public Radio entered into an agreement under which Marfa Public Radio agreed to pay our predecessor the proceeds of the Department of Commerce grant in exchange for the release of all claims for amounts due by Marfa Public Radio and the termination of our predecessor’s option agreement relating to the Marfa construction permit.  Under the agreement, we will continue to provide funding to Marfa Public Radio for a year after the transfer of the construction permit from Matinee Radio, and will have the exclusive right to distribute programming produced by Marfa Public Radio.

Competition

We operate in a highly competitive industry.  We compete with companies such as American Media Services and First Broadcasting, which are engaged in both the development of radio stations and the operation of broadcast facilities, and with other independent developers, for the purchase or award of radio stations and construction permits.  Many of these competitors have greater financial resources and name recognition than us.  We also compete with multi-station corporations, such as Clear Channel Communication, Inc., Cumulus Media Inc., Emmis Communications Corporation and Saga Communications, Inc., and owners of independent local radio stations when we attempt to sell or dispose of our radio broadcasting properties.  Competition for the purchase and sale of radio stations is based primarily on the scope of the broadcast licenses or construction permits that are involved, price and financing terms.  We believe, but can give no assurance, that our ability to identify undervalued construction permits and our disciplined acquisition process are significant advantages.

The value of a radio station is primarily a function of the number of other stations and listeners in a particular broadcast area, the percentage of the listeners that are attracted to the station and advertising revenues.  Factors that are material to a radio station’s competitive position include management experience, the station’s audience rank in its local market, transmitter power, assigned frequency, audience characteristics, local program acceptance and programming of other radio stations in the market area.

Although the radio broadcasting industry is highly competitive, the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities within that market.  The FCC’s multiple ownership rules have historically limited the number of stations that may be owned or controlled by a single entity in a given market.  We believe that these limitations support the potential value of the construction permits we have interests in, or will acquire interests in.

The radio broadcasting industry is also subject to technological change, evolving industry standards and the emergence of new media technologies.  Several new media technologies have been, or are being, developed, including the following:

•                  audio programming by cable television systems, direct broadcast satellite systems, Internet content providers (both landline and wireless) and other digital audio broadcast formats;

•                  satellite digital audio radio service, which now has two subscriber-based satellite radio services with numerous channels and sound quality equivalent to that of compact discs;

•                  downloadable music to portable listening and replay devices, such as the i-pod®;

•                  In-Band On-Channel™ digital radio, or high definition radio, which provides multi-channel, multi-format digital radio services in the same bandwidth currently occupied by traditional AM and FM radio services; and

•                  low power FM radio, which has resulted in additional FM radio broadcast outlets that are designed to serve small, localized areas.

The value of a construction permit or broadcast license may also be a function of the perceived competitive position of the radio broadcast industry versus new technologies.  Historically, the radio broadcasting industry has grown despite the introduction of new technologies for the delivery of entertainment and information, such as television broadcasting, cable television, audio-tapes, personal digital audio devises and compact discs.  We believe that a growing population, greater use of automobiles and increased commute times has contributed to this growth.  There can be no assurances, however, that this historical growth will continue or that the development or introduction in the future of any new media technology will not have an adverse effect on the radio broadcasting industry.

We believe that some of the new technologies listed above, particularly satellite digital audio radio service, compete with FM radio for the consumer’s attention in the car.  However, traditional FM radio has had a well established market for its services for many years and generally offers free broadcast reception paid for by commercial advertising rather than by the subscription fee charged by satellite radio providers.  Also, many radio stations offer information programming of a local nature, such as local news, traffic reports, weather and sports, which satellite radio is precluded from offering under current FCC rules.  One of satellite radio’s competitive advantages over traditional radio is the lack of commercials.  However, satellite radio has begun to insert a limited number of commercials on some of its channels.  Some traditional radio stations also have begun reducing the number of commercials per hour, expanding the range of music played on the air and experimenting with new formats in order to compete more directly with satellite radio services.  Several major radio companies recently banded together to launch an advertising campaign designed to assert the benefits of traditional local radio.

We believe that the introduction and adoption of high definition radio will increase the ability of traditional radio to compete with satellite radio services on the basis of sound quality.  Digital radio broadcast services have been expanding, and an increasing number of radio stations in the U.S. have begun digital broadcasting or are in the process of converting to digital broadcasting.  The technology permits broadcasters to transmit as many as five stations per frequency.  To the extent that traditional AM/FM radio stations adopt digital transmission technology, and to the extent such technology allows signal quality that rivals that of satellite radio, we believe that any competitive advantage that satellite radio services enjoy over traditional radio because of its digital signal would be lessened.

Federal Regulation of Radio Broadcasting

The radio broadcasting industry is subject to extensive and changing federal regulation by the FCC, which regulates radio station ownership, operation and transfer.  Among other things, the FCC:

•      assigns frequency bands for broadcasting;

•      determines the particular frequencies, locations, operating powers and other technical parameters of radio stations;

•      issues, renews, revokes, conditions and modifies radio station licenses;

•      determines whether to approve changes in ownership or control of radio station licenses;

•      regulates equipment used by radio stations; and

•      adopts and implements regulations and policies that directly affect the ownership, operation and employment practices of radio stations.

The FCC has the power to impose penalties for violations of its rules or the Communications Act, including the imposition of monetary forfeitures, the issuance of short-term licenses, the imposition of a condition on the renewal of a license and, in egregious cases, the non-renewal of licenses and the revocation of licenses.

The following is a brief summary of some provisions of the Communications Act and of certain specific FCC rules and policies.  The summary is not a comprehensive listing of all of the regulations and policies affecting radio stations.  For further information concerning the nature and extent of federal regulation of radio stations, you should refer to the Communications Act, FCC rules and FCC public notices and rulings.  Although we do not expect to generate significant revenue from station operations, to the extent we decide to operate stations, we will be required to comply with all of the applicable regulations.

Programming and Operation.  The Communications Act requires broadcasters to serve the public interest.  Since 1981, the FCC has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of types of programming responsive to the needs of a station’s community of license.  However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain records demonstrating responsiveness.  Complaints from listeners concerning a station’s programming will be considered by the FCC when it evaluates the licensee’s renewal application, although listener complaints may be filed and considered at any time and must be maintained in the station’s public file.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm.  All broadcasters face the risk of violating the prohibition on the broadcast of indecent material because of the inherent vagueness of the FCC’s definition of indecent material, coupled with the spontaneity of live programming.

Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole, and has threatened to initiate license revocation proceedings against broadcast licensees for future serious indecency violations.  Two Congressional committees have recently conducted hearings related to indecency.  Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming and, depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material.  The FCC’s more vigorous enforcement of its indecency rules may encourage third parties to challenge license renewal or assignment applications in which we have an interest, or may have an adverse effect upon the demand for the construction permits in which it has interests, which could result in lower sales prices for those permits.

Stations also must pay regulatory and application fees and follow various FCC rules that regulate, among other things, political advertising, the advertisement of casinos and lotteries, sponsorship identification and technical operations, including limits on radio frequency radiation.

The FCC adopted new equal employment opportunity, or EEO, rules for broadcasters, which became effective March 10, 2003.  The new rules are outreach and recruitment focused and require that broadcasters: (1) widely disseminate information for each full-time job vacancy, except for vacancies filled in exigent circumstances; (2) provide notification to community and recruitment organizations that have requested information on all or selected job vacancies; and (3) participate in “longer-term” recruitment initiatives, such as job fairs, internships, scholarships and EEO/anti-discrimination training programs. Broadcasters remain subject to the FCC’s anti-discrimination policy but the use of minority or women-targeted recruitment sources is no longer mandated.  The new rules also require a broadcaster to keep extensive internal records regarding its recruitment efforts including information regarding its recruitment sources and interviewees, notification to requesting community groups and specifics regarding participation in the longer-term initiatives.  Broadcasters must also prepare and place in the public inspection file (and on their website if they maintain one) an annual EEO public file report that details recruitment efforts and interviewee totals, the referral sources used for each vacancy, the community groups notified, and specifics regarding participation in longer-term recruitment initiatives.  Broadcast licensees are subject to an FCC mid-term review in the fourth year of the license term and an FCC review as part of the license renewal application, both requiring the submission of the annual EEO public file report for the preceding two years with a statement certifying that the broadcaster’s reports are accurate.  At the present time, the FCC has not reinstated its requirement for a broadcaster to submit its annual workforce employment information to the FCC for statistical purposes.  The FCC is expected to address the workforce employment information and filing requirements in a separate Report and Order.  Also pending is the FCC’s review of recruitment requirements for part-time vacancies and it issued a Further Notice of Proposed Rulemaking in conjunction with the new proposed rules to solicit public comment on this issue.

The FCC has issued a decision holding that a broadcast station may not deny a candidate for federal political office a request for broadcast advertising time solely on the grounds that the amount of time requested is not the standard length of time that the station offers to its commercial advertisers.

Local Marketing Agreements and Joint Sales Agreements.

A significant number of radio broadcast licensees have entered into local marketing agreements, or LMAs, or joint sales agreements, or JSAs.  Under a typical LMA, separately-owned and licensed radio stations serving a common geographic area agree to function cooperatively in terms of programming, advertising sales and various administrative duties, subject to the licensee of each station maintaining independent control over the programming and station operations of its own station and subject to compliance with other requirements of the FCC’s rules and policies, as well as the antitrust laws.  The LMA concept is referred to in the FCC rules as “time brokerage,” under which a licensee of a station is permitted to sell the right to broadcast blocks of time on its station to an entity or entities that program the blocks of time and sell their own commercial advertising announcements for their own account during the time periods in question.  Under a typical JSA, two separately owned radio stations serving a common service area agree to function cooperatively in terms of advertising sales only.  Under such an arrangement, the licensee of one station sells the advertising time for its own account on the other licensee’s station, but does not provide any programming to the other licensee’s station.  This arrangement is also subject to ultimate control by the latter licensee.

The FCC’s multiple ownership rules specifically permit radio stations to enter into and implement LMAs and JSAs, so long as the licensee of the station that is being programmed under the LMA maintains complete control over the operations of its station and assures compliance with applicable FCC requirements.  A party programming more than 15% of the broadcast time of a radio station pursuant to an LMA or more than 15% of the advertising time of a radio station pursuant to a JSA is considered to have an attributable ownership interest in that station if such party either (a) owns a radio station, television station or a daily newspaper in the same market or (b) has a combined equity/debt interest in the licensee with a value exceeding 33% of the value of the station licensee’s total assets.

To the extent that we operate radio stations that we develop or own for a period of time before resale, we expect to enter into LMAs with other broadcast licensees that will allow them to use all of the broadcasting time on our stations for a fee.  By entering into these LMAs, we believe that we will avoid the risk, expense and income fluctuation typically associated with day-to-day radio station operation.  We may also use LMAs in connection with the operation of the radio stations that we decide to retain to implement any long-term business model that it may develop.

Proposed and Recent Changes.  Congress, the FCC or other federal agencies may in the future consider and adopt new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of FM radio stations, and affect our ability to acquire additional interests in construction permits, finance acquisitions or sell its assets.  These matters include:

•      changes in the FCC’s ownership rules and policies, including changes to the local radio ownership rules and the limitations on the cross-ownership of radio and other media proposals to increase regulatory fees or to impose spectrum use or other fees on FCC licensees;

•      technical and frequency allocation matters and changes to broadcast technical requirements;

•      proposals to restrict or prohibit certain advertising, such as the advertising of beer, wine and other alcoholic beverages;

•      proposals to limit the tax deductibility of advertising expenses by advertisers;

•      restatement in revised form of FCC’s EEO rules and revision to rules relating to political broadcasting; and

•      proposals to regulate or prohibit payments to radio stations by independent record promoters.

The FCC recently selected In-Band, On-Channel technology as the exclusive standard for digital services for terrestrial AM and FM broadcasters. The FCC has authorized the immediate commencement of “hybrid” transmissions—simultaneous transmissions in both analog and digital—pending the adoption of formal licensing and service rules, using In-Band, On-Channel systems for AM stations (during daytime only) and FM stations.  Digital audio broadcasting’s advantages over traditional analog broadcasting technology include improved sound quality and the ability to offer a greater variety of auxiliary services.  In-Band, On-Channel technology will permit radio stations to transmit radio programming in both analog and digital formats, and eventually in digital only formats, using the bandwidth that the radio station is currently licensed to use. It is unclear what formal licensing and service rules the FCC will adopt regarding digital audio broadcasting and what effect these regulations will have on our business.

In January 2000, the FCC created a new low power FM radio service.  The new low power stations operate at a maximum power of between ten and 100 watts in the existing FM commercial and non-commercial band.  Low power stations may be used by governmental and non-profit organizations to provide non-commercial educational programming or public safety and transportation radio services.  No existing broadcaster or other media entity is permitted to have an ownership interest or enter into any program or operating agreement with any low power FM station.  During the first two years of the new service, applicants must be based in the area that they propose to serve.  Applicants are not permitted to own more than one station nationwide during the initial two-year period.  After the initial two-year period, entities are allowed to own up to five stations nationwide, and after three years, the limit will be raised to ten stations nationwide.  A single person or entity may not own two low power stations whose transmitters are less than seven miles from each other.  The authorizations for the new stations are not transferable.  In April 2001, the FCC adopted a third channel interference protection standard, and prohibited any applicant from obtaining a low power FM station who has previously operated a station without a license.

At this time it is difficult to assess the competitive impact of these new stations. Although the new low power stations must comply with certain technical requirements aimed at protecting existing FM radio stations from interference, we cannot be certain of the level of interference that low power stations will cause after they begin operating.  Moreover, if low power FM stations are licensed in the markets in which we are developing radio stations, the low power stations may compete with our radio stations for listeners and reduce the value of our assets.  The low power stations may also limit our ability to obtain new licenses or to modify our existing facilities, or cause interference in areas of existing service that are not protected by the FCC’s rules, any of which may harm our business.

On January 28, 2003, Senator Russell Feingold reintroduced a bill in the U.S. Senate entitled “The Competition in Radio and Concert Industries Act.”  The bill purports to address anti-competitive practices in the radio and concert industries.  Among other things, the bill would impose a 60% national audience reach cap for commercial radio stations and a local radio ownership cap of 35% of the local audience share or 35% of the local radio revenue.  It would also prohibit the FCC from relaxing the present local numerical radio ownership caps.  The bill would further regulate LMAs, JSAs and other contractual relationships between radio stations, including limiting the duration of LMAs entered into after the enactment of the legislation to no more than one year.  The Feingold legislation would also modify federal law that prohibits the payment of money, services or other valuable consideration to a radio station or station employee in exchange for the inclusion of any matter in the station’s programming without on-air disclosure.  The Feingold legislation would prohibit a radio station from using its control over any matter broadcast to extract consideration from a record company, artist, concert promoter or other entity.  It is unclear what impact the legislation, if adopted, would have on existing relationships between radio stations and independent record promoters.  The Feingold legislation, if enacted, is likely to affect the operation, ownership and profitability of FM radio stations, and negatively impact the value of radio broadcasting assets, including our broadcasting assets.

We cannot predict what other matters might be considered in the future by the FCC or Congress, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

Federal Antitrust Considerations.  The FCC and the Department of Justice, which evaluates transactions to determine whether those transactions should be challenged under the federal antitrust laws, have been increasingly active in their review of radio station acquisitions, particularly in cases in which an operator proposes to acquire additional stations in its existing markets.

For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, require the parties to file Notification and Report Forms with the Federal Trade Commission and the Department of Justice, and to observe specified waiting period requirements before consummating the acquisition.  During the initial 30-day period after the filing, the agencies decide whether either of them will investigate the transaction.  If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days.  On the other hand, if the agency determines that the transaction requires a more detailed investigation, then, at the conclusion of the initial 30-day period, it will issue a formal request for additional information.  The issuance of a formal request extends the waiting period until the 20th calendar day after the date of substantial compliance with the request by all parties to the acquisition.  Thereafter, the waiting period may only be extended by court order or with the consent of the parties.  In practice, complying with a formal request can take a significant amount of time and effort.  In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction.  These discussions and negotiations can be time consuming, and the parties may agree to delay completion of the acquisition during their pendency.

At any time before or after the completion of a proposed acquisition, the Federal Trade Commission or the Department of Justice could take action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business or other assets acquired.  The Federal Trade Commission or the Department of Justice may investigate acquisitions that are not required to be reported under the Hart-Scott-Rodino Act under the antitrust laws before or after completion.  In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under federal or state antitrust laws.

As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that commencement of operations under time brokerage agreements, LMAs, JSAs and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the Hart-Scott-Rodino Act could violate the Hart-Scott-Rodino Act.  In connection with acquisitions subject to the waiting period under the Hart-Scott-Rodino Act, so long as the Department of Justice policy on the issue remains unchanged, we would not expect to commence operation of any affected station to be acquired under a time brokerage agreement, LMA or similar agreement until the waiting period has expired or been terminated.

Federal Aviation Administration Considerations.  In addition to regulation by the FCC, the development of our radio broadcasting properties may be subject to regulation by the Federal Aviation Administration, or FAA.  Any person who intends to sponsor any construction or alterations that may affect navigable airspace, including any antenna towers, must notify the FAA, which may refuse to allow such construction or alterations.  To the extent that we want to construct a new antenna tower, or alter an existing tower, in an attempt to increase the population coverage of one of its radio broadcasting properties, we must notify the FAA, which can refuse to allow any construction or alteration.  In addition, the FAA regulates the marking and lighting standards for antenna towers.  To the extent a tower does not comply with those standards, the owner is subject to fines and other penalties.

Intellectual Property

We rely, and intend to rely, on a combination of trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our business, including our acquisition process.  We have filed two applications to register two separate trademarks, and may apply to register further trademarks in the future.  We do not currently have any plans to file any patent applications relating to our business.

Seasonality

Seasonal revenue fluctuations are common in the radio broadcasting industry and are due primarily to fluctuations in advertising expenditures.  We do not expect that our revenues or profits will be subject to such fluctuation, except to the extent we operate radio stations prior to their sale or pursuant to a new long-term business model.

Employees

We have eight employees, all of whom are full time, as of March 31, 2008.  None of our employees are represented by a labor union.  We have not experienced any work stoppages, and we believe that we have good employee relations.

Environmental

Currently, we are only subject to federal, state and local environmental laws and regulations as a lessee of our headquarters.  However, we may become the owner, lessee, or operator of various radio properties and facilities as we develop our assets.  We may have to make significant expenditures of funds to comply with existing or new environmental laws and regulations related to these properties.

Research and Development

Since inception, we have not spent any material amounts on research and development activates, and do not have any employees dedicated to this effort.  We do not expect to spend any material amounts on these activities in the foreseeable future.

DESCRIPTION OF PROPERTIES

Our principal property consists of our headquarters located in a leased facility (approximately 2,100 square feet) at 2801 Via Fortuna Drive, Suite 675, Austin, Texas 78746.  We believe that our present facility is adequate for our current needs.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims against us arising out of our operations in the normal course of business.  At this time, we are not involved in any legal proceedings that our management currently believes would be material to our business, financial condition or results of operations.  We are currently in litigation, as the plaintiff, with USFR and its lenders, as described above.  To the extent we become involved in any additional litigation, we could be forced to incur material expenses with respect to those legal proceedings, and in the event there is an outcome in any that is adverse to us, our financial position and prospects could be harmed.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, and their respective ages and positions as of March 31, 2008, are as follows:

Name	Age	Position
Robert W. Walker	53	President, Chief Executive Officer and Chairman of the Board
Kevin W. Mischnick	41	Vice President and Chief Financial Officer
Stephen M. Hackerman	62	Director
Jordan Levin	40	Director
Evan Smith	41	Director

Robert W. Walker served as the President, Chief Executive Officer and a member of the board of directors of our predecessor since its formation in October 2005, and has served in those same capacities for us since February 2008.  Mr. Walker has over 25 years experience in cable television and broadcast station acquisition and development.  Since 1987, Mr. Walker has been acquiring and developing broadcast properties and serving in various consulting roles, before forming our predecessor.  Mr. Walker has owned and operated over 30 broadcast stations during his career, specializing in FCC licensing and station start-up.

Kevin W. Mischnick served as the Vice President and Chief Financial Officer of our predecessor since January 2006, and has served in those same capacities for us since February 2008.  Prior to joining our predecessor, Mr. Mischnick served as Vice President of Finance of Valence Technology, Inc. (NASDAQ: VLNC), a manufacturer and marketer of battery systems for large-format applications, from July 2001 to January 2006.  From November 2000 to March 2001, he served as Vice President of Finance at CarOrder, Inc., an internet automobile dealership.  From March 1997 to October 2000, Mr. Mischnick served as Vice President of Finance for AMFM, Inc., a radio broadcasting company, and one of its predecessor companies, where he was responsible for all aspects of treasury and cash management systems.  Prior to joining AMFM, Inc., Mr. Mischnick held several positions, including Audit Manager, for the accounting firm Ernst & Young. Mr. Mischnick is a certified public accountant.

Stephen M. Hackerman has served as a member of the board of directors of our predecessor since April 2007, and has served in that same capacity for us since February 2008. Mr. Hackerman has been a partner in the Houston, Texas law firm of Hackerman Frankel, P.C. since April 1991.  Mr. Hackerman is Mr. Walker’s brother-in-law.

Jordan Levin has served as a member of the board of directors of our predecessor since August 2006, and has served in that same capacity for us since February 2008. Mr. Levin has been a principal of Generate Holding Company LLC, a content development and talent management company based in Los Angeles, since its formation in February 2006.  Previously, Mr. Levin held various management positions, most recently as chief executive officer, of The WB Television Network from August 1994 until leaving in June 2004, and was an independent contractor from November 2004 to December 2005 until founding Generate.

Evan Smith has served as a member of the board of directors of our predecessor since August 2006, and has served in that same capacity for us since February 2008. Mr. Smith has served as Managing Editor and Executive Vice President for Texas Monthly Magazine since May 2002.  Since joining Texas Monthly in January 1992, as Senior Editor, Mr. Smith has held various editing positions.

Our officers and employee directors devote their full time and attention to our ongoing operations and our non-employee directors devote such time as is necessary and required to satisfy their duties as a director of a public company.

Board of Directors and Committees of the Board

Our articles of incorporation provide for a board of directors of no more than 15 members and no less than one member.  Our board of directors currently consists of four members, two of whom are considered “independent.” Mr. Walker and Mr. Hackerman would not be considered an “independent director” under the Marketplace Rules of the Nasdaq Stock Market.  Our articles of incorporation also provide that our board of directors will be divided into three classes, with the term of office of one class expiring each year.  At the next meeting of our board of directors, the directors will be appointed to such classes so that the classes of our board of directors are as equal as possible.  The members of one of the three classes will be elected at the annual meeting of stockholders and will serve until the next annual meeting of stockholders at which that class is elected, and until a successor has been elected and qualified or their earlier death, resignation or removal.  Vacancies on our board are filled by a majority vote of the remaining members of our board.

We do not have a compensation committee, but we expect to establish one, consisting of our independent directors, within the next year.  Until that committee is established, compensation of executive officers will be determined, or recommended to the board for determination, by a majority of the independent directors on our board of directors, to the extent such compensation is not already set forth in employment agreements, as is the case for Robert Walker and Kevin Mischnick. See “—Employment Agreements” beginning on page 36.  The chief executive officer will not be present during voting or deliberations.

To date, our board of directors has not established a nominating and governance committee or an audit committee.  We hope to establish each of these committees within the next year.

Code of Conduct and Ethics

On May 1, 2008, our board of directors adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, in accordance with applicable federal securities laws.

Director Compensation

Directors who our employees or beneficially own greater than 10% of our outstanding common stock will receive no compensation for serving on our board of directors or its committees.

We anticipate that directors who are not our employees and do not beneficially own greater than 10% of our outstanding common stock will receive the following compensation:

•      new directors, not including directors who became directors in the merger with our predecessor, will receive an initial stock option grant to purchase 100,000 shares of common stock at the then fair market value of such stock, half of which will be immediately exercisable and half of which will be fully vested after one year if the director remains on our board of directors; and

•      $1,000 in cash for each meeting of our board of directors, or any of its committees, attended by such director in person or by telephone.

All directors will be reimbursed reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or any of its committees.

Executive Compensation

None of our executive officers received any cash compensation from us for services rendered during our last three completed fiscal years.

Grants of Plan-Based Awards

We did not grant any stock options in the fiscal year ended December 31, 2007.  We have never granted any stock appreciation rights, or other awards, under any plan.

Outstanding Equity Awards

We did not have any outstanding equity awards as the end of our fiscal year ended December 31, 2007.  However, we have assumed the outstanding equity awards of our predecessor, as described below.

Option Exercises and Stock Vesting

We had no options that were exercised or stock that vested during the fiscal year ended December 31, 2007.

Long-Term Incentive Plan

On April 14, 2006, our predecessor’s board of directors approved the Matinee Media Corporation 2006 Long-Term Incentive Plan, pursuant to which we may grant awards of up to 2,500,000 shares of our common stock to employees, consultants and directors.  On April 14, 2006, our predecessor’s board of directors also granted options to purchase a total of 1,547,133 shares of its common stock, for $2.844 per share, to certain of its employees and consultants, subject to shareholder approval of the plan.  Included in those option grants was a grant of options to purchase 1,059,437 shares of common stock to Mr. Walker and a grant of options to purchase 302,696 shares of common stock to Mr. Mischnick.  All such options were vested as to 30% of the underlying shares at the date of grant, with the remainder vesting in 24 equal monthly installments, if the optionholder continued in the service of the company.  On August 28, 2006, our predecessor’s board of directors granted options to purchase an additional 120,000 shares of its common stock, for $2.844 per share, to certain of its employees and consultants, subject to shareholder approval of the plan.  On September 20, 2006, our predecessor’s board of directors also granted options to purchase 100,000 shares of its common stock, for $2.844 per share, to each of its two outside directors, subject to shareholder approval of the plan.  On April 13, 2007 the shareholders of our predecessor approved the incentive plan.  All of the outstanding options under the incentive plan were assumed by us in the merger with our predecessor.

Employment Agreements

Under an employment agreement dated September 20, 2006, our predecessor agreed to continue to employ Robert W. Walker as its chief executive officer at a base salary of not less than $260,000.  The agreement provided that Mr. Walker would also be eligible for discretionary bonuses pursuant to bonus policies established by the company.  The employment agreement has an initial term of two years, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary.  We assumed Mr. Walker’s employment agreement in the merger with our predecessor.  If Mr. Walker is terminated for any reason other than for “cause” or Mr. Walker terminates his employment for “good reason”, as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Walker is entitled to a lump sum payment equal to the remaining salary and maximum bonus for the initial term or renewal term, as the case may be.  In the event that we experience a change in control, all of Mr. Walker’s options, to the extent not otherwise exercisable, will immediately become exercisable, and he may terminate his employment agreement for “good reason”.  Additionally,

Mr. Walker has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees for 12 months after the termination of his employment.

Under an employment agreement dated September 20, 2006, our predecessor agreed to continue to employ Kevin W. Mischnick as its chief financial officer at a base salary of not less than $150,000, with annual review and upward adjustment of his base salary of no less than 5% per annum.  The agreement provided that Mr. Mischnick would also be eligible for discretionary bonuses pursuant to bonus policies established by the company.  The employment agreement has an initial term of two years, with successive one-year renewal terms unless either party gives 30 days prior notice to the contrary.  We assumed Mr. Mischnick’s employment agreement in the merger with our predecessor.  If Mr. Mischnick is terminated for any reason other than for “cause” or Mr. Mischnick terminates his employment for “good reason”, as such terms are defined in the employment agreement, prior to the end of the initial term or any renewal term, Mr. Mischnick is entitled to a lump sum payment equal to the remaining salary and maximum bonus for the initial term or renewal term, as the case may be.  In the event that we experience a change in control, all of Mr. Mischnick’s options, to the extent not otherwise exercisable, will immediately become exercisable, and he may terminate his employment agreement for “good reason”.  Additionally, Mr. Mischnick has agreed to return all confidential information to us upon his termination, and to not solicit our customers or employees for 12 months after the termination of his employment.

Severance and Change-in-Control Arrangements

Upon a change in control of us, all of the options granted to date under the incentive plan, to the extent not otherwise exercisable, will immediately become exercisable. In addition, a change in control will allow Mr. Walker and Mr. Mischnick to terminate their employment agreements for “good cause,” as discussed above.

401(k) Plan

We offer a tax qualified defined contribution 401(k) Profit Sharing Plan that covers all full time employees who are not a covered by a collective bargaining agreement.  Our employees are generally eligible to participate in the plan within 30 days of service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a policy requiring that any material transaction between us and persons or entities affiliated with our officers, directors or principal stockholders be on terms no less favorable to us than reasonably could have been obtained in arms’ length transactions with independent third parties.

In March 2006, our predecessor entered into option agreements for the exclusive right to purchase, subject to prior FCC approval, 11 FM radio station construction permits from Ace Radio Corporation.  We assumed those option agreements in the merger with our predecessor.  The president and sole director of Ace Radio is Stephen M. Hackerman, Robert Walker’s brother-in-law, and one of our directors.  Ace Radio was the winning bidder in the January 2006 FCC Auction of FM Broadcast Construction Permits (Auction No. 62) for the 11 construction permits.  The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process.  In April 2007, our predecessor entered into option agreements for the exclusive right to purchase, subject to prior FCC approval, two FM radio station construction permits from Able Radio Corporation, a wholly-owned subsidiary of Ace Radio.  We assumed those option agreements in the merger with our predecessor.  Mr. Hackerman is also the president and sole director of Able Radio.  Able Radio was the winning bidder in the March 2007 FCC Auction of FM Broadcast Construction Permits (Auction No. 70) for the two construction permits.

On February 9, 2006, our predecessor entered into a line of credit with Ace Radio in order for Ace Radio to fund the FCC winning bid prices as the construction permits are granted by the FCC, and to fund the build out of certain of those permits.  The maturity date of the line of credit was February 9, 2007.  On February 9, 2007, the maturity date of the line of credit was extended to March 1, 2008.  On March 1, 2008, we extended the maturity date of the line of credit to December 31, 2009.  The original principal amount of the line of credit was $4,500,000.  In April 2007, the principal amount of the line of credit was increased to $7,500,000 in order for Able Radio to fund the FCC winning bid prices in Auction 70 as the construction permits are granted by the FCC and to fund any build out of those permits.  As of March 31, 2008, the outstanding principal amount of the line of credit was $5,473,633, plus accrued interest of $523,083.  The line of credit bears interest at 7% per annum.

In October 2005, our predecessor entered into option agreements for the exclusive right to purchase, subject to prior FCC approval, five FM radio station construction permits from Matinee Radio, LLC.  We assumed those option agreements in the merger with our predecessor.  Matinee Radio is owned in part by founding shareholders of our predecessor, including our President and Chief Executive Officer, Robert Walker.  Matinee Radio was the winning bidder in the December 2004 FCC Auction of FM Broadcast Construction Permits (Auction No. 37) for the five construction permits.  The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process.

As of March 31, 2008, Matinee Radio owed us $654,264, including accrued interest, pursuant to loans made by our predecessor to Matinee Radio to fund a portion of the winning bid prices of the permits and related fees and expenses for Matinee Radio to obtain those construction permits from the FCC.  If not repaid sooner, this amount is expected to be repaid with proceeds from the sale(s) of the permits.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC.  Based upon our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with during the fiscal years ended December 31, 2006 and December 31, 2007.

PRINCIPAL AND SELLING STOCKHOLDERS

In November and December 2005, our predecessor issued a series of convertible promissory notes, in the aggregate original principal amount of $2.5 million.  In April 2006, our predecessor completed a private placement of its equity securities in which it raised approximately $8.6 million in gross proceeds.  The private placement, and the conversion of the convertible promissory notes, was completed pursuant to a Securities Purchase Agreement, dated April 3, 2006, with certain investors.  Under the terms of that agreement, our predecessor issued an aggregate of 4,549,041 shares of its common stock and warrants to purchase an aggregate of 2,274,524 shares of its common stock.  The common stock and warrants were sold as a unit, with each investor receiving a warrant to purchase one share of common stock for every two shares of common stock purchased by such investor.  The purchase price for each unit was $2.844 per share of common stock purchased in the private placement, and the convertible promissory notes converted into the same units at a conversion price of $1.707 per share of common stock.  In the merger with our predecessor, the investors in that private placement received one share of our common stock for each share of common stock of our predecessor.  We also assumed the warrants issued in the private placement, which are now exercisable for an equal number of shares of our common stock for the same exercise price.  Warrants to purchase 44,557 shares of our predecessor’s common stock were exercised in April 2007.

In addition, pursuant to an engagement letter between our predecessor and Arabella Securities, as consideration for the services provided by Arabella relating to the private placement, our predecessor issued to Arabella a warrant to purchase 336,634 shares of common stock, which warrants were subsequently distributed to seven principals of Arabella.  The Arabella warrants contain terms and conditions that are identical to the terms and conditions of the warrants issued to the investors in the private placement.  We assumed the warrants issued to Arabella, which are now exercisable for an equal number of shares of our common stock for the same exercise price.  As of March 31, 2008, none of the warrants issued to Arabella had been exercised.

Pursuant to the terms of the April 2006 private placement, we filed a registration statement, of which this prospectus constitutes a part, for the resale by selling stockholders of up to 4,560,352 shares of our common stock issued or issuable in connection with that transaction.

The following table presents information regarding beneficial ownership of our common stock as of March 31, 2008, and as adjusted to reflect the sale of common stock in this offering (and the exercise of warrants held by selling stockholders) by:

•   each of the selling stockholders;

•   each stockholder known by us to beneficially hold five percent or more of our common stock;

•   each of our directors;

•   each of our named executive officers; and

•   all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2008 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Percentages are calculated based on 15,179,383 shares of common stock outstanding as of March 31, 2008.   The address for the officers and directors is our corporate office located at 2801 Via Fortuna, Suite 675, Austin, Texas 78746.

Based upon our inquiries of the selling stockholders, four selling stockholders are affiliates of a registered broker-dealer and one selling stockholder is a registered broker-dealer.  However, such selling stockholders who are affiliates of a registered broker-dealer acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.  The selling stockholder who is a registered broker-dealer received the shares as compensation for investment banking services provided to us.  A footnote to the table below identifies the selling stockholders that are affiliates of a registered broker-dealer and the selling stockholder that is a registered broker-dealer.

Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the common stock or warrants they presently hold, no estimate can be given as to the amount of the common stock or warrants that will be held by the selling stockholders upon termination of any such sales.  In addition, since the date on which they provided us the information included in the table below regarding their common stock and warrants, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock or warrants in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

Only selling stockholders identified below who beneficially own the common stock set forth opposite each such selling stockholder’s name in the table below on the effective date of the registration statement of which this prospectus forms a part may sell such common stock pursuant to this prospectus. We may from time to time include additional selling stockholders in supplements to this prospectus.

PRINCIPAL STOCKHOLDERS

	Shares Beneficially Owned Prior to Offering			Number of Shares to be	Shares Beneficially Owned After Offering
Name and Address	Number of Shares		Percent of Class	Sold in the Offering	Number of Shares	Percent of Class

Directors, Executive Officers and 5% Holders:

Robert W. Walker President, Chairman of the Board and Chief Executive Officer	2,294,605	(1)	14.1%	—	2,294,605	14.1%

Stephen M. Hackerman Director	518,750	(2)	3.4%	—	518,750	3.4%

Jordan Levin Director	100,000	(3)	*	—	100,000	*

Evan Smith Director	100,000	(3)	*	—	100,000	*

Bonanza Capital, Ltd. 300 Crescent Court, Suite 250 Dallas, Texas 75201	3,018,510	(4)	18.7%	3,018,510	—	*

William M. Smith 7588 Manatee St. Navarre, Florida 32566	1,406,250		9.3%	—	1,406,250	9.3%

John Paul Dejoria 2934 Oestrick Lane Austin, Texas 78733	800,000	(5)	5.3%	—	800,000	5.3%

JMG Capital Management, LLC 11601 Wilshire Boulevard Suite 2180 Los Angeles, California 90025	1,054,851	(6)	6.8%	351,617	703,234	4.6%

Forest Hill Capital, LLC 100 Morgan Keegan Dr., Suite 430 Little Rock, Arkansas 72202	1,054,851	(7)	6.8%	351,617	703,234	4.6%

All directors and executive officers, as a group (5 persons)	3,316,051	(8)	19.7%	—	3,316,051	19.7%

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to the Offering			Number of Shares to be	Shares Beneficially Owned After Offering
Name and Address	Number of Shares		Percent of Class	Sold in the Offering	Number of Shares	Percent of Class
Kevin M. Burns	22,773		*	7,591	15,182	*

Choice Investments, Inc.‡	6,733	(9)	*	6,733	—	*

Colt Ventures	502,361	(10)	3.3%	167,454	334,907	2.2%

Rick Deitrick	141,173	(11)	*	25,391	115,782	*

Humberto S. Enriquez	22,773		*	7,591	15,182	*

Michael Enriquez†	3,299		*	3,299	—	*

Todd Erickson	68,219		*	22,740	45,479	*

J. Scott Hodgson†	3,299		*	3,299	—	*

JM Assets, LP	182,268	(12)	1.2%	60,756	121,512	*

JMB Capital LLC	22,637	(13)	*	7,546	15,091	*

Stanley C. Jones, M.D.	91,017		*	30,339	60,678	*

Jacob and Sherry Landry	91,134		*	30,378	60,756	*

Zachary Landry†	331,492	(14)	2.2%	212,154	119,338	*

J. Ralph Linn III	22,788		*	7,596	15,192	*

Matthew E. Lutz	22,812		*	7,604	15,208	*

Keith Moe	85,172		*	28,391	56,781	*

John Porter†	77,198		*	77,198	—	*

David Graber	167,878		1.1%	22,593	145,285	*

Phillip Roberson†	38,598		*	38,598	—	*

Patrick William Seidensticker	22,793		*	7,598	15,195	*

Antoine J. Tristani	105,485		*	35,162	70,323	*

Matthews C. Wilkinson	25,732		*	25,732	—	*

David Zedeck	45,615		*	15,205	30,410	*

*              Represents beneficial ownership of less than 1%.

†              Affiliate of a registered broker-dealer.

‡              Broker-dealer.

(1)           Includes (i) 1,059,437 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Walker’s personal account, (ii) 1,185,168 shares of common stock held by

Nachas Partnership, Ltd. (Mr. Walker controls Nachas Partnership), and 50,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held by Mr. Walker’s spouse.

(2)           Includes 50,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held by Mr. Hackerman.

(3)           Includes 100,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held by this director.

(4)           We have been advised by Bonanza Capital, Ltd. that Bernay Box is its controlling person.  Includes (i) 2,012,340 shares held directly by Bonanza Master Fund, Ltd., to which Bonanza Capital acts as investment advisor, and (ii) 1,006,170 shares issuable upon the exercise of currently exercisable warrants held by Bonanza Master Fund.

(5)           Includes (i) 100,000 shares of common stock held directly by Mr. Dejoria, (ii) 150,000 shares of common stock held by Mr. Dejoria’s spouse, and (iii) 150,000 shares of common stock held by Mr. Dejoria’s minor child.  Excludes 300,000 shares of common stock held by Mr. Dejoria’s adult children, for which Mr. Dejoria disclaims beneficial ownership.

(6)           We have been advised by JMG Capital Management, LLC that Jonathan M. Glaser is its controlling person.  Includes (i) 703,234 shares held directly by JMG Capital Partners, L.P., of which JMG Capital Management is the investment advisor and general partner, and (ii) 351,617 shares issuable upon the exercise of currently exercisable warrants held by JMG Capital Partners.

(7)           We have been advised by Forest Hill Capital, LLC that Mark Allen Lee is its controlling person. Includes (i) 438,818 shares held directly by Forest Hill Select Fund, L.P., of which Forest Hill Capital is the general partner, (ii) 219,409 shares issuable upon the exercise of currently exercisable warrants held by Forest Hill Select Fund, (iii) 264,416 shares held directly by Forest Hill Select Offshore Fund, Ltd., to which Forest Hill Capital acts as investment advisor, and (ii) 132,208 shares issuable upon the exercise of currently exercisable warrants held by Forest Hill Select Offshore Fund. Pursuant to Rule 13d-4, Forest Hill Capital and Mr. Lee disclaim all such beneficial ownership.

(8)           Includes (i) 468,750 shares held directly by our executive officers and directors, (ii) 1,662,133 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held by our executive officers and directors, and (iii) 1,185,168 shares of common stock held by Nachas Partnership, Ltd., an entity controlled by Mr. Walker.

(9)           We have been advised by Choice Investments, Inc. that Don Itzen is its controlling person.

(10)         We have been advised by Colt Ventures that Darren Blanton is its controlling person.

(11)         Includes 50,000 shares issuable upon the exercise of currently exercisable options held Mr. Deitrick.

(12)         We have been informed by JM Assets, LP that John Stephen Muhich is its controlling person.

(13)         We have been informed by JMG Capital LLC that James M. Baird is its controlling person.

(14)         Includes (i) 60,656 shares of common stock held directly by Mr. Landry individually, (ii) 58,582 shares of common stock held by a family trust controlled by Mr. Landry, and (iii) 212,154 shares issuable upon the exercise of currently exercisable warrants held by Mr. Landry.

PLAN OF DISTRIBUTION

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•              ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•              block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•              purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•              an exchange distribution in accordance with the rules of the applicable exchange;

•              privately negotiated transactions;

•              settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•              broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•              through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•              a combination of any such methods of sale; or

•              any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 145 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 145 under the Securities Act may be sold under Rule 144 or Rule 145 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 or Rule 145 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock and warrants includes a summary of specified provisions of our articles of incorporation and bylaws.  This description is subject to the relevant provisions of Nevada Revised Statutes.

Common Stock

Immediately following the consummation of this offering, we will be authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share.  As of March 31, 2008, there were 15,179,383 shares of common stock outstanding that were held of record by approximately 61 stockholders.  Upon completion of this offering, there will be 17,739,735 outstanding shares of common stock, assuming the exercise of the warrants held by the selling stockholders.  Each outstanding share of common stock will be entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the holders at meetings of the stockholders.  Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions.  All issued shares of our common stock are fully paid for and non-assessable.

Preferred Stock

Immediately following the consummation of this offering, we will be authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares will be issued and outstanding.  The preferred stock may be issued in one or more series and our board of directors, without further approval from its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

Certain Provisions of Articles of Incorporation and Bylaws and Nevada Law

Certain provisions of the Nevada Revised Statues, or NRS, and our articles of incorporation and bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to offer a fair price.

Our articles of incorporation and bylaws include provisions that:

•      allow our board of directors to issue, without further action by our stockholders, up to 5,000,000 shares of undesignated preferred stock;

•      deny the right of our stockholders to take action by written consent;

•      divide our board of directors into three classes, with the term of one class expiring each year;

•      require that special meetings of our stockholders be called only by the board of directors or the chairman of the board; and

•      establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders.

NRS Section 78.433 et seq. also prohibits a corporation that has not opted out from engaging in any “business combination” with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder unless, prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

If a proposal in good faith regarding a combination is made in writing to the board of directors, the board of directors is required to respond, in writing, within 30 days or such shorter period, if any, as may be required by the Securities Exchange Act, setting forth its reasons for its decision regarding the proposal.

If a proposal in good faith to purchase shares is made in writing to the board of directors, the board of directors, unless it responds affirmatively in writing within 30 days or such shorter period, if any, as may be required by the Securities Exchange Act, is considered to have disapproved the purchase.

A corporation may not engage in any combination with an interested stockholder until after the expiration of three years after the person first became an interested stockholder other than a combination meeting all of the requirements of the articles of incorporation of the corporation and either the requirements specified in subsection 1, 2 or 3 or all of the requirements specified in NRS 78.441 to 78.444, inclusive:

1.             A combination approved by the board of directors of the corporation before the date that the person first became an interested stockholder.

2.             A combination with an interested stockholder if the transaction by which the person became an interested stockholder was approved by the board of directors of the corporation before the person became an interested stockholder.

3.             A combination approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, or any affiliate or associate of the interested stockholder proposing the combination, at a meeting called for that purpose no earlier than 3 years after the date that the person first became an interested stockholder.

A combination engaged in with an interested stockholder of the corporation more than three years after the date that the person first became an interested stockholder may be permissible if the aggregate amount of the cash and the market value, as of the date of consummation, of consideration other than cash to be received per share by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested stockholder immediately before that date is at least equal to the higher of the following:

1.             The highest price per share paid by the interested stockholder, at a time when he was the beneficial owner, directly or indirectly, of five percent or more of the outstanding voting shares of the corporation, for any common shares of the same class or series acquired by him within three years immediately before the date of announcement with respect to the combination or within three years immediately before, or in, the transaction in which he became an interested stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the date of consummation at the rate for one-year obligations of the United States Treasury from time to time in effect, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since the earliest date, but no more may be subtracted than the amount of the interest.

2.             The market value per common share on the date of announcement with respect to the combination or on the date that the person first became an interested stockholder, whichever is higher, plus interest compounded annually from that date through the date of consummation at the rate for one-year obligations of the United States Treasury from time to time in effect, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that date, but no more may be subtracted than the amount of the interest.

A combination may be permissible if after the date that the person first became an interested stockholder and before the date of consummation with respect to the combination, the interested stockholder has not become the beneficial owner of any additional voting shares of the corporation except:

1.             As part of the transaction that resulted in his becoming an interested stockholder;

2.             By virtue of proportionate splitting of shares, dividends distributed in shares, or other distributions of shares in respect of shares not constituting a combination;

3.             Through a combination meeting all of the conditions of NRS 78.439; or

4.             Through a purchase at any price that, if the price had been paid in an otherwise permissible combination whose date of announcement and date of consummation where the date of the purchase would have satisfied the requirements of NRS 78.441, 78.442 and 78.443.

Transfer Agent and Warrant Agent

The transfer agent for our common stock is Pacific Stock Transfer Company, located at 500 E. Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

VALIDITY OF SECURITIES

The validity of the shares of common stock offered by this prospectus will be passed upon for our company by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Los Angeles, California.

EXPERTS

Our audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006, appearing in this prospectus and the related registration statement have been audited by Malone & Bailey PC, independent registered public accounting firm, as set forth in their report on our audited consolidated financial statements appearing elsewhere in this prospectus and the related registration statement, and are included in reliance upon their report given upon the authority of Malone & Bailey PC as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock.  This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule to the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.  Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit is qualified in all respects by the filed exhibit.  The registration statement, including exhibits and schedule, may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C., and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission.  The Securities and Exchange Commission maintains a Web site that contains reported, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

We intend to provide our stockholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

MATINEE MEDIA CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Matinee Media Corporation

Austin, TX

We have audited the accompanying consolidated balance sheets of Matinee Media Corporation as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Matinee Media’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Matinee Media Corporation for the periods described in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey PC

www.malone-bailey.com

Houston, TX

March 19, 2008

Matinee Media Corporation
Consolidated Balance Sheets
(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$899,650	$1,229,958
Accounts receivable – related parties	97,601	87,014
Prepaid expenses and other current assets	190,010	153,110
Notes receivable	338,455	767,095
Total current assets	1,525,716	2,237,177

Property and equipment, net	46,302	52,995
Intangible assets	6,158,682	6,158,682
Construction work in progress	230,084	216,215
Investments	100,000	100,000
Other assets	81,871	81,871
Long-term portion of notes receivable	150,000	150,000

Total Assets	$8,292,655	$8,996,940

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$321,615	$118,721
Accrued expenses and other liabilities	37,757	195,051
Total current liabilities	359,372	313,772

Long-term notes payable to stockholders	1,012,580	1,001,322

Total Liabilities	1,371,952	1,315,094

Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized on February 11, 2008 , zero issued and outstanding at March 31, 2008	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 15,179,383 issued and outstanding at March 31, 2008; 25,000,000 shares authorized, 13,968,598 issued and outstanding as of December 31, 2007	15,179	13,969
Additional paid-in capital	14,846,048	14,706,955
Accumulated deficit	(7,940,524)	(7,039,078)
Total stockholders’ equity	6,920,703	7,681,846

Total Liabilities and Stockholders’ Equity	$8,292,655	$8,996,940

The accompanying notes are an integral part of these consolidated financial statements

Matinee Media Corporation

Consolidated Statements of Expenses

(Unaudited)

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007

Expenses
Compensation and benefits	$621,744	$636,336
Legal fees	109,692	189,895
Other professional services	80,431	40,894
Marfa Public Radio contribution	32,800	37,550
Travel and entertainment	15,202	40,424
General and administrative	43,821	41,534
Depreciation and amortization	6,694	6,206
Total expenses	910,384	992,839
Operating loss	(910,384)	(992,839)

Other income (expense):
Interest income	21,108	34,967
Interest expense	(12,170)	(11,543)

Consolidated net loss	$(901,446)	$(969,415)

Net loss per share available to common stockholders	$(0.06)	$(0.07)
Shares used in computing net loss per share available to common stockholders, basic and diluted	14,633,864	13,924,040

The accompanying notes are an integral part of these consolidated financial statements

Matinee Media Corporation

Consolidated Statement of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balance, December 31, 2007	13,968,598	$13,969	$14,706,955	$(7,039,078)	$7,681,846

Shares issued with reverse merger	1,210,785	1,210	(1,210)		—

Liabilities assumed with reverse merger			(197,703)		(197,703)

Stock option expense			338,006		338,006

Net loss				(901,446)	(901,446)

Balance, March 31, 2008	15,179,383	$15,179	$14,846,048	$(7,940,524)	$6,920,703

The accompanying notes are an integral part of these consolidated financial statements

Matinee Media Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities
Net loss	$(901,446)	$(969,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,694	6,206
Stock option expense	338,006	320,650
Changes in operating assets and liabilities
Accounts receivable – related party	(10,587)	(36,434)
Prepaid expenses and other assets	(36,899)	(43,163)
Accounts payable	5,187	170,793
Accrued expenses and other liabilities	(150,319)	(14,641)
Net cash (used in) operating activities	(749,364)	(566,004)

Cash flows from investing activities
Purchases of property and equipment	—	(790)
Proceeds provided for notes receivable	432,923	(139,576)
Purchases of intangible assets	—	(500,000)
Cash paid for CWIP	(13,867)	(96,309)
Investment in film productions	—	(150,000)
Net cash provided by (used in) investing activities	419,056	(886,675)

Cash flows from financing activities	—	—

Net (decrease) in cash and cash equivalents	(330,308)	(1,452,679)
Cash and cash equivalents, beginning of year	1,229,958	3,795,518
Cash and cash equivalents, end of year	$899,650	$2,342,839

Supplemental Information:
Liabilities assumed with reverse merger	197,703	—
Stock issued in relation to reverse merger	1,210	—

The accompanying notes are an integral part of these consolidated financial statements

MATINEE MEDIA CORPORATION & CONSOLIDATED ENTITIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS PERIODS ENDED MARCH 31, 2008 AND 2007

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

The accompanying unaudited interim consolidated financial statements of Matinee Media Corporation (MMChave been prepared in accordance with accounting principles generally accepted in the United States of America and should be read in conjunction with the audited financial statements and notes thereto contained in the MMC December 31, 2007 audited financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year 2007 have not been included.

The accompanying consolidated financial statements for the three-month periods ended March 31, 2008 and 2007 includes the results of MMC and its wholly-owned subsidiary, Matinee Productions Corporation (MPC). MPC was formed in November 2006.

Additionally, MMC and Filtering Associates, Inc. merged on February 11, 2008. The surviving corporation has changed its name to Matinee Media Corporation. Under the agreement and plan of merger Filtering Associates issued 13,968,598 shares of common stock to MMC shareholders.  Shareholders of Filtering Associates retained 1,662,214 shares; Filtering Associates shareholders maintained 8% and MMC shareholders received 92% of the combined company stock; in addition MMC agreed to pay up to $200,000 of Filtering Associates payables outstanding at the time of the merger. The merger was accounted for as a reverse merger whereby MMC is the accounting acquirer resulting in a recapitalization of MMC’s equity.

The consolidated financial statements also include results of Matinee Radio, LLC, and Ace Radio Corporation, each a variable interest entity. MMC and the consolidated entities are collectively referred to herein as MMC. All significant inter-company accounts and transactions have been eliminated in consolidation.

2.  DEBT

Long-term Notes Payable to Stockholders

Long-term notes payable to shareholders consist of aggregate amounts of $1,012,580 as of March 31, 2008 and $1,001,322 as of December 31, 2007, respectively.  These amounts were originally borrowed during 2004 and 2005 by Matinee Radio from two founding members of Matinee Radio and one third party to Matinee Radio.  The principal balances of the three notes are $344,090, $224,565 and $322,170 as of March 31, 2008, with maturity dates of September 15, 2009, September 15, 2009 and October 1, 2010, respectively.  The notes do not contain demand provisions, therefore, are presented as long-term.  The notes bear interest at 5% per annum and MMC has accrued interest of $121,755 and $110,497 as of March 31, 2008 and December 31, 2007, respectively.

Year-End	Principal Amount Due

2008	$0
2009	568,655
2010	322,170

Notes Payable to Stockholders

On August 6, 2007, MMC entered into an arrangement with Robert Walker, our President and Chief Executive Officer, and Katy Walker, Robert Walker’s spouse, under which MMC could borrow amounts under a line of credit to cover operating expenses and capital needs.  The principal amount of the line of credit was $500,000 and bore interest at 10% per annum.  The maturity date of the line of credit was December 31, 2007.  MMC borrowed $260,000 on the line of credit from August 7, 2007 to December 4, 2007, at which time the outstanding principal balance, plus accrued interest of $5,379, was paid in full.  Therefore, as of December 31, 2007, there was no outstanding principal balance on the line of credit.

On September 26, 2007, MMC borrowed $350,000 from JMG Capital Partners, an MMC shareholder.  The promissory note bore interest at 12% per annum and matured on November 22, 2007, five business days following the sales transaction between Ace Radio and Redwood Empire Stereocaster for the Cazadero, CA property.  The promissory note was collateralized by the option agreements to purchase the Cazadero, CA and Morristown, AZ properties.  The note was paid in full, including accrued interest of $5,950, on November 16, 2007.  Proceeds from the promissory note were used by MMC for operating expenses and capital needs.  In connection with the note, MMC agreed to reduce the exercise price of the warrants previously issued to JMG Capital under the April 2006 equity offering from $3.50 per share to $2.50 per share.  Other than the change in the exercise price, all other terms and conditions of the original warrant remain unchanged.  MMC recorded additional interest expense of $45,422 related to the change in the fair market value of the warrants due to the re-pricing.

On March 19, 2008, MMC received an additional funding commitment of up to $1 million from its CEO, Robert Walker.  Management believes this will be sufficient to fund its published growth plans for a reasonable time.

3.  STOCKHOLDERS’ EQUITY

Preferred and Common Stock

Under the merger agreement with Filtering Associates, 5,000,000 shares of preferred stock, at a par value of $0.001 per share, were authorized.  The preferred stock may be issued in one or more series and the surviving corporation’s board of directors is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidations preferences and other rights and restrictions relating to any series.  As of March 31, 2008, there was no preferred stock issued and outstanding. The number of authorized common stock shares was also established at 50,000,000 shares of common stock, at a par value of $0.001 per share, of which 15,179,383 shares were issued and outstanding as of March 31, 2008.

Stock Options

There was $338,006 and $320,651 of compensation cost related to stock options recognized in operating results during the three month period ended March 31, 2008 and 2007, respectively.  As of March 31, 2008, $123,120 remains to be recognized in future periods.

The following table summarizes information about stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($)

Outstanding at December 31, 2006	1,867,133	$2.844	10	$5,310,126

2007
Granted	—
Forfeited	(10,000)
Outstanding at December 31, 2007	1,857,133	$2.844	9	$5,281,686

2008
Granted	—
Forfeited	—
Outstanding at March 31, 2008	1,857,133	$2.844	8.10	$5,281,686

Exercisable at December 31, 2007	1,800,187

The weighted average exercise price of options granted was $2.84. There were no options granted or exercised during the three month period ended March 31, 2008. The following table summarizes information about non-vested stock option awards as of March 31, 2008:

	Number of Options	Weighted Average Grant Date Fair Value

Non-vested at December 31, 2006	835,379	$2.844

2007
Granted	—
Forfeited	(4,583)	$2.844
Vested	(633,163)	$2.844
Non-vested at December 31, 2007	197,633	$2.844

2008
Granted	—
Forfeited	—
Vested	(140,687)	$2.844
Non-vested at March 31, 2008	56,946	$2.844

At March 31, 2008, there was $123,120 of total unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a weighted-average period of approximately 1 year.

The following table shows information about outstanding stock options at March 31, 2008:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$2.844	1,857,133	8.1 years	$2.844	1,800,187	$2.844

4.  RISKS AND UNCERTAINTIES

USFR Litigation

On October 5, 2006, MMC agreed to merge with US Farm & Ranch Supply Company, Inc. (d/b/a USFR Media Group).  On November 10, 2006, USFR borrowed $28.0 million for the purchase of KTBU Television, Channel 55, Conroe, Texas, and in anticipation of finalizing a merger agreement MMC agreed to pledge all of its interests in 24 option agreements to purchase FM radio station construction permits.

On February 16, 2007, a merger agreement was completed for execution by MMC and USFR.  On February 19, 2007, USFR informed MMC that USFR would not execute the merger agreement or otherwise proceed with the merger with MMC.  USFR gave no reason for its decision to not move forward with the merger.  On March 2, 2007, MMC filed a lawsuit against USFR and the USFR lenders.  The lawsuit claims, among other things, that USFR and its lenders fraudulently used MMC’s assets and relationships for the sole purpose of acquiring KTBU for USFR, with no sincere intentions of ever moving forward with the merger.  MMC is seeking actual and punitive damages against the defendants, a recovery of litigation expenses, rescission of the security agreement executed by MMC for the benefit of the USFR lenders and a constructive trust in favor of MMC on KTBU.  On April 2, 2007, the defendants filed a general denial to the lawsuit.  MMC intends to vigorously pursue its claims in the lawsuit. The lawsuit is in the discovery stage and no significant changes have occurred since this date.

5.  RELATED PARTY TRANSACTIONS

Matinee Radio, LLC

MMC has options with Matinee Radio to purchase five construction permits acquired by Matinee Radio in FCC Auction No. 37.  Matinee Radio is owned in part by MMC shareholders.

In addition, as of March 31, 2008 and 2007, MMC has advanced $654,265 and $366,570, including interest, to Matinee Radio to fund a portion of the winning bid prices of the permits noted above and related fees and expenses for Matinee Radio to obtain those construction permits from the FCC.  If not repaid sooner this amount is expected to be repaid with proceeds from the sale(s) of the permits.  The advanced amount and related accrued interest has been eliminated upon consolidation.

Ace Radio Corporation

On February 9, 2006, MMC extended a line of credit to Ace Radio to fund Ace Radio’s FCC winning bid prices as the above construction permits are granted by the FCC.  The principal amount of the line of credit is $7,500,000 and bears interest at 7% per annum.  On March 1, 2008 the maturity date of the line of credit was extended to December 31, 2009.  As of March 31, 2008 and 2007, the outstanding principal amount of the line of credit was $5,473,633 and $4,252,050, plus accrued interest of $523,083 and $180,681, respectively.  The line of credit and related accrued interest has been eliminated upon consolidation.

Palm Broadcasting Company

Palm Broadcasting Company is owned by Robert Walker, MMC’s CEO, and William Smith, an MMC shareholder.  MMC has advanced Palm funds for business expenses.  As of March 31, 2008 and 2007 the outstanding advances were $13,283 and $8,731, respectively.

James Falcon, shareholder

MMC has options with James Falcon to purchase eight construction permits acquired by Mr. Falcon in FCC Auction No. 37.  Mr. Falcon is an MMC shareholder.  The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process.

6. MARFA PUBLIC RADIO CORPORATION

MPR is a non-profit organization created to provide National Public Radio (NPR) to far west Texas.  In order to assist in the construction and initial launch of MPR, MMC has provided services and funding to MPR.  In addition, in August 2007 Matinee Radio agreed to donate its station granted to Marfa, Texas to MPR for the NPR broadcast. The cost to obtain the construction permit from the FCC by Matinee Radio was $215,250.  MMC also assisted MPR in obtaining a grant from the U.S. Department of Commerce to assist in the construction of the station.  The grant of $432,923 was awarded to MPR on September 22, 2005 and funded in January 2008.  From October 2005 to December 2007, MMC funded MPR $1,090,026 for construction and operating costs.  Through December 2007, MMC reserved for amounts funded to MPR so that the total amount due from MPR was equal to the grant amount.  MPR repaid the outstanding balance on the notes of $432,923 with the proceeds from the grant in January 2008.  Under the final agreement between both parties, MMC agreed to fund a portion of MPR’s operating costs for 2008, not to exceed $143,250 to be paid in monthly installments.  In addition, MMC obtained the exclusive right to use and distribute all content produced by MPR for MMC’s commercial use.

7. SUBSEQUENT EVENTS

On May 12, 2008, MPC received $165,969 from Periphery Pictures, LLC related to the partial payoff of their outstanding notes receivable.  The payment included the payoff of $137,500 of principal and $28,469 of accrued interest on the notes.

Matinee Media Corporation

Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$1,229,958	$3,595,776
Time deposits	—	199,742
Accounts receivable – related parties	87,014	43,398
Prepaid expenses and other current assets	153,110	198,278
Notes receivable	767,095	432,923
Total current assets	2,237,177	4,470,117

Property and equipment, net	52,995	72,515
Intangible assets	6,158,682	4,635,314
Construction work in progress	216,215	150,027
Investments	100,000	50,000
Other assets	81,871	—
Long-term portion of notes receivable	150,000	—

Total Assets	$8,996,940	$9,377,973

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$118,721	$141,213
Accrued expenses and other liabilities	195,051	127,358
Total current liabilities	313,772	268,571

Long-term notes payable to stockholders	1,001,322	956,162

Total Liabilities	1,315,094	1,224,733

Stockholders’ equity
Common stock, no par value, 25,000,000 shares authorized; 13,968,597 and 13,924,040 issued and outstanding as of December 31, 2007 and 2006, respectively	—	—
Additional paid-in capital	14,721,924	12,535,574
Subscription receivable	(1,000)	(1,000)
Accumulated deficit	(7,039,078)	(4,381,334)
Total stockholders’ equity	7,681,846	8,153,240

Total Liabilities and Stockholders’ Equity	$8,996,940	$9,377,973

The accompanying notes are an integral part of these consolidated financial statements

Matinee Media Corporation

Consolidated Statements of Operations

	Year ended	Year ended
	December 31, 2007	December 31, 2006

Total revenue	$2,906,072	$—

Cost of goods	682,000	—

Gross profit	2,224,072	—

Expenses
Compensation and benefits	3,263,234	2,906,857
Legal fees	642,264	367,499
Other professional services	252,051	177,348
Marfa Public Radio contribution	379,009	473,068
Travel and entertainment	134,792	161,403
General and administrative	173,012	198,122
Depreciation and amortization	26,011	20,468
Total expenses	4,870,373	4,304,765
Operating loss	(2,646,301)	(4,304,765)

Interest	73,847	244,946
Interest expense	(106,845)	(97,379)

Net loss	(2,679,299)	(4,157,198)

Net loss attributable to non-controlling interest	21,555	(128,397)

Consolidated net loss	$(2,657,744)	$(4,028,801)

Net loss per share available to common stockholders	$(0.19)	$(0.31)
Shares used in computing net loss per share available to common stockholders, basic and diluted	13,952,325	12,777,433

The accompanying notes are an integral part of these consolidated financial statements

Matinee Media Corporation

Consolidated Statement of Stockholders’ Equity

	Common Stock		Additional Paid-In	Subscription	Accumulated
	Shares	Amount	Capital	Receivable	Deficit	Totals

Balance, December 31, 2005	9,375,000	$—	$1,000	$(1,000)	$(352,533)	$(352,533)

Shares issued upon conversion of debt	1,512,636		2,582,083			2,582,083

Issuance of common stock for cash net of stock issuance costs	3,036,404		4,709,402			4,709,402

Stock option expense			1,977,986			1,977,986

Warrants issued with common stock			3,265,103			3,265,103

Net loss					(4,028,801)	(4,028,801)

Balance, December 31, 2006	13,924,040	$—	$12,535,574	$(1,000)	$(4,381,334)	$8,153,240

Warrant exercise	44,557		126,720			126,720

Stock option expense			2,014,208			2,014,208

Modification of warrants in connection with debt issuance			45,422			45,422

Net loss					(2,657,744)	(2,657,744)

Balance, December 31, 2007	13,968,597	$—	$14,721,924	$(1,000)	$(7,039,078)	$7,681,846

The accompanying notes are an integral part of these consolidated financial statements

Matinee Media Corporation

Consolidated Statement of Cash Flows

	Year ended	Year ended
	December, 31, 2007	December 31, 2006
Cash flows from operating activities
Net loss	$(2,657,744)	$(4,028,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,011	20,468
Marfa Public Radio contribution	230,634	473,068
Non-controlling interest	—	(128,397)
Stock option expense	2,014,208	1,977,986
Interest expense associated with warrant re-pricing	45,422	—
Changes in operating assets and liabilities
Accounts receivable – related party	(43,615)	(476,261)
Prepaid expenses and other assets	(7,529)	978,498
Film Production	(81,870)	—
Accounts payable	(22,492)	32,465
Accounts payable – related party	—	(18,098)
Accrued expenses and other liabilities	112,855	105,482
Net cash used in operating activities	(384,120)	(1,063,590)

Cash flows from investing activities
Purchases of property and equipment	(6,491)	(52,544)
Proceeds provided for notes receivable	(184,172)	(450,000)
Purchases of intangible assets	(1,876,940)	(3,315,280)
Proceeds from sale of intangibles	199,420	—
Cash paid for CWIP	(389,977)	(150,027)
Investment in film productions	(50,000)	(50,000)
Net cash used in investing activities	(2,308,160)	(4,017,851)

Cash flows from financing activities
Proceeds from notes payable to stockholders	610,000	—
Principal payments on notes payable to stockholders	(610,000)	—
Proceeds from sale of stock or exercise of warrants	126,720	7,974,504
Net cash provided by financing activities	126,720	7,974,504

Net increase (decrease) in cash and cash equivalents	(2,565,560)	2,893,063
Cash and cash equivalents, beginning of year	3,795,518	902,455
Cash and cash equivalents, end of year	$1,229,958	$3,795,518

Supplemental Information:
Interest paid	11,329	—
Conversion of convertible notes to common stock	—	2,582,084
Note issued in connection with sale of intangible	300,000

The accompanying notes are an integral part of these consolidated financial statements

MATINEE MEDIA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2007 AND 2006

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Matinee Media Corporation (MMC) was incorporated in Texas on October 12, 2005.  MMC’s primary business activities include the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the Federal Communications Commission (FCC).  As of December 31, 2007 MMC has entered into option agreements to purchase, subject to prior FCC approval, 25 FM construction permits in California, Arizona, New Mexico, Texas, Iowa, Illinois, Mississippi and Georgia.  MMC’s acquisition strategy is focused on acquiring interests in FM radio construction permits and broadcast licenses for frequencies granted to smaller communities located near larger metropolitan areas, and which MMC believes can be developed in a manner that will increase coverage to include that larger metropolitan area.  MMC believes that the larger population coverage resulting from such development will result in a significant increase in the value of the permits.

MMC intends to acquire additional FM construction permits through direct or indirect participation in future FCC permit auctions.  It also expects to seek non-auction acquisition opportunities, such as purchasing small market radio stations from others who have received the construction permits from the FCC but who may be unable to realize the value of the permit because of inadequate financing, inability to complete construction or other factors.  MMC undertakes the tasks to technically modify the authorized power and transmitter location of a particular construction permit to provide increased signal coverage over larger markets.  MMC expects that it will then resell its interest in the radio station.  MMC may sell a radio station, or assign its rights to purchase the construction permit relating to a radio station, at any point during the permitting, construction or operation process, depending on when it believes it will generate the greatest return.  As a result, MMC may operate radio stations it develops or owns for a period of time, but does not expect to generate any significant revenue or profit from station operations in the near term.  However, MMC is exploring a long-term business model that it expects will provide a predictable, recurring revenue stream while minimizing the risk, expense and income fluctuation typically associated with day-to-day radio station operation and may retain some of the radio stations acquired to implement this business model.

Through Matinee Productions Corporation (MPC), a wholly-owned subsidiary, MMC has invested in a full length, independently produced film and a documentary film.  MMC may also explore opportunities to expand into print media or the film or music industries through additional direct investment, joint ventures or other relationships.   MMC does not expect that any of the investments involved in these activities will be in material amounts, or will result in material revenues to MMC, in relation to our primary business activities.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.  MMC bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  These estimates and assumptions are routinely evaluated.  Actual results may differ from these estimates.

MMC exited the development stage in its current year ended December 31, 2007 with significant revenues.

Principles of Consolidation

The accompanying consolidated financial statements for the years ended December 31, 2007 and 2006 include the results of MMC and its wholly-owned subsidiary, MPC, including Enough Investment LLC, a majority owned subsidiary of MPC.  MPC was formed in November 2006.  In 2007, Enough Investment LLC acquired 50% ownership in Ya Basta LLC, requiring consolidation of Ya Basta LLC.  In addition, the consolidated financial statements also include the results of Matinee Radio, LLC, and Ace Radio Corporation, both considered variable interest entities under FASB Interpretation 46; see further discussion below.  MMC and the consolidated entities are collectively referred to herein as MMC.  All significant inter-company accounts and transactions have been eliminated in consolidation.

In December 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, which addresses consolidation by business enterprises of variable interest entities (VIEs).  VIEs created after January 1, 2004, must be accounted for under FIN 46(R).  FIN 46(R) requires consolidation of an entity if a company is subject to a majority of the risk of loss from the VIE’s activities or is entitled to receive a majority of the entity’s residual returns, or both.  A company that consolidates a VIE is known as the primary beneficiary of that entity.  FIN 46(R) requires the primary beneficiary of a VIE to include the VIE’s assets, liabilities and operating results in its consolidated financial statements.  In general, a VIE is a corporation, partnership, limited liability company, trust or any other legal entity used to conduct activities or hold assets that either (a) has an insufficient amount of equity to carry out its principal activities without additional financial support, (b) has a group of equity owners that are unable to make significant decisions about its activities, or (c) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.  MMC adopted FIN 46 upon inception in 2005.  The impact of consolidating the VIEs on MMC’s consolidated balance sheet at December 31, 2007 and 2006 was an increase in assets of approximately $281,000 and $886,000 and an increase in liabilities of approximately $1,074,227 and $1,070,000, net of inter-company eliminations, respectively.  Creditors of the VIEs have no recourse to the general credit of MMC.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

For purposes of the statement of cash flows, MMC considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Notes Receivable

Notes receivable are recorded at the stated value of the note or such lower amount that has been drawn down to date.  Interest on the notes is recognized based on the terms of the respective agreements and generally accrued as interest receivable during the term of the note.

Capitalization of Film Costs

Film costs, including the cost of the story; compensation of cast, directors, producers, extras, other staff; costs of set construction and operations, wardrobe and accessories; costs of sound synchronization; rental facilities on location; and postproduction costs.  Such costs are capitalized as incurred and amortized using the individual-film-forecast-computation method, which amortizes film costs in the same ratio that current period actual revenue bears to estimated remaining ultimate revenue as of the beginning of the current fiscal year.  Ultimate revenue is limited to revenue expected to be received on the film over a 10 year period from the initial release date.

Equipment, Furnishings & Fixtures

Equipment, furnishings and fixtures are stated at cost.  Additions are capitalized and maintenance and repairs are charged to expense as incurred.  Gains and losses on dispositions of equipment are reflected in operations.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

Intangible Assets

Intangible assets consist of FCC construction permits or licenses.  FCC construction permits have a three-year life and once converted to a license, the FCC license is considered to be indefinite-lived assets and are not subject to amortization, but are tested for impairment at least annually in accordance with FAS 142.  MMC analyzes its intangible assets for impairment by relying primarily on a discounted cash flow approach assuming a start-up scenario in which the only assets held by an investor are FCC licenses.  The assumptions used to build the discounted cash flow approach included but are not limited to (1) a forecasted growth rate of each radio market, including population, household income and other items impacting advertising expenditures, (2) estimated capital contributions incurred during the development stage and a (3) risk adjusted discount rate.   MMC intends to develop these construction permits and licenses in order to sell them to third party broadcasters.

Construction Work-In-Process

MMC holds construction permits and the rights to acquire, subsequent to FCC approval, construction permits.  MMC incurs legal, consulting and other fees, as well as construction costs, in the process of preparing these assets for eventual sale to a third party.  These costs are generally capitalized and included in the basis of the right to purchase the construction permit held for sale.

Investments

In November 2006, MMC invested $50,000 in Periphery Pictures, L.L.C, a corporation formed to produce a featured film.  In January 2007 the company made an additional investment of $50,000 increasing its equity investment to 6.21%.   The investment is accounted for using the cost method.  No impairment is currently considered necessary.

Revenue Recognition

Revenue is derived from the sale of rights to purchase FCC construction permits or FCC licenses.  Revenue is recognized when the sale of such rights or licenses is consummated, generally upon FCC approval and the transfer of such rights or license to a third party.

Income Taxes

MMC recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  MMC provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and Diluted Net Loss Per Share

Basic and diluted earnings per share are calculated in accordance with Statement of Financial Accounting Standard No. 128, “Earnings Per Share.”  Basic earnings per share is computed based on the weighted average number of common shares outstanding during the period the calculation is made, divided into the net income applicable to common stockholders.  Diluted earnings per share is computed based on the weighted average number of common shares and diluted common stock equivalents shares for stock options and warrants outstanding during the period the calculation is made, divided into the net income applicable to common stockholders.  The number of common stock equivalents excluded from the weighted average shares calculation because of their “anti-dilutive” effect is 4,433,735.

Recently Issued Accounting Pronouncements

FASB Interpretation No. 48 - In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which supplements SFAS No. 109, Accounting for Income Taxes, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. MMC has evaluated the impact of the adoption of FIN 48, and does not believe the impact will be significant to MMC’s overall results of operations or financial position.

SFAS No. 157 - In September 2006, the FASB issued Statement 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. MMC has evaluated the impact of the adoption of SFAS 157, and does not believe the impact will be significant to MMC’s overall results of operations or financial position.

SFAS No. 141 and No. 160 - In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141R”), “Business Combinations” and SFAS No. 160 (“SFAS 160”), “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulleting No. 51.” SFAS 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interest and classified as a component of equity. SFAS 141R and SFAS 160 are effective beginning the first fiscal quarter of 2010. Early adoption is not permitted. The Company does not expect the adoption of either SFAS 141R or SFAS 160 will have a material impact on its statements of financial position, results of operations and cash flows.

Stock Based Compensation

In December 2004, the FASB released its final revised standard, Statement of Financial Accounting Standards No. 123R, “Share-Based Payments.”  SFAS 123R requires that an entity measure the cost of equity-based awards using the grant-date fair value of the award.  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period.  No compensation cost is recognized for equity instruments for which employees do not render the requisite service.  An entity will initially measure the cost of liability-based service awards using its current fair value; the fair value of that award will be measured subsequently at each reporting date through the settlement date.  Changes in fair value during the requisite service period will be recognized as compensation cost over the period.

Effective January 1, 2006, MMC adopted the provisions of SFAS 123R requiring that compensation cost relating to share-based payment transactions be recognized in the financial statements. The cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity award).  MMC also followed the disclosure requirements of Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation”, as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model.  Expected volatility is based on rates used by four public companies chosen as MMC’s comparables in the same industry based on industry and development stage.  MMC used the simplified method to derive an expected term.  The expected term represents an estimate of the time options are expected to remain outstanding.  The risk-free rate for periods within the contractual life of the option is based on the five-year treasury bond rate in effect at the time of grant.  The following table sets forth the assumptions used to determine compensation cost for our stock options granted in 2006 consistent with the requirements of SFAS 123R:

Expected volatility	115.56%
Expected annual dividend yield	0.00%
Risk free rate of return	4.68 - 4.87%
Expected option term (years)	5.24 - 5.46

2.  NOTES RECEIVABLE

MMC had notes receivable from Marfa Public Radio Corporation (MPR) of $432,923 as of December 31, 2007 and 2006.  MPR has been approved for a grant from the Department of Commerce for a portion of the construction cost associated with building a radio station that will serve as a National Public Radio (NPR) affiliate.  The grant amount is equal to the notes receivable balance due MMC.  The grant proceeds are required to be used to fund the purchase of equipment for the station.  Proceeds from the notes receivable were used by MPR to purchase equipment.  Interest accrual on the notes was suspended as of December 31, 2006 due to the inability to collect any additional amounts from MPR beyond the grant amount.  The grant was funded in January 2008 and MPR used the grant proceeds to pay off these notes.  See Note 11 – Marfa Public Radio Corporation.

In January through April, 2007 MMC funded Periphery Pictures, LLC through various notes totalling $167,500.  As of December 31, 2007 MMC has accrued interest of $14,322 on the notes.  The notes have expired and are callable by MMC at anytime.  MMC expects the notes to be repaid upon the sale or distribution of Periphery Pictures’ film during 2008.

In connection with the sales transaction for the Cazadero, CA license on November 15, 2007, Ace Radio agreed to receive $300,000 of the $2,900,000 purchase price in the form of a note receivable.  The note is payable in two equal principal installments of $150,000 at the first and second anniversary dates of the closing of the transaction, with all accrued interest payable in quarterly installments.  The notes are guaranteed by the purchaser’s principal.  As of December 31, 2007 MMC has accrued interest of $2,350 on the note.

3.  FCC FM STATION CONSTRUCTION PERMITS

See also note 10 – Related Party Transactions.

As of December 31, 2007, MMC has the exclusive right to purchase, subject to prior FCC approval, the construction permits set forth on the following table pursuant to a series of option agreements with the permittee, James Falcon, for which MMC has paid $10 each.  Mr. Falcon was the winning bidder for the listed permits in Auction 37 conducted in December 2004 and has acquired the construction permits from the FCC at various dates subsequent to the close of the auction.  The option prices for each permit includes the Net FCC Auction Bid Price, as indicated plus actual out-of-pocket legal and other expenses, including financing costs, incurred by the permittee.  The construction permits have a three year term from the date issued by the FCC, by which time the permittee is required to build-out the signal, and the option agreements between MMC and the permittee have a five year term.

City of License	FCC Status	Frequency	Class	Target Market	Est. Population Coverage in Target Market	Net FCC Auction Bid*	Option Price to Matinee Media**
Rio Grande City, TX	Original App	95.1	A	McAllen, TX	53,000	$838,500	$877,948

Seymour, TX	CP	92.3	C2	Wichita Falls, TX	19,000	$107,250	$112,296

Knox City, TX	CP	107.3	A	N/A	6,000	$87,100	$91,198

Pleasant Valley, TX	CP	98.7	A	Wichita Falls, TX	143,000	$80,600	$84,392

Olney, TX	App	104.3	C2	Wichita Falls, TX	113,000	$95,550	$100,045

Grape Creek, TX	App***	104.5	C2	San Angelo, TX	111,000	$222,300	$232,758

Wellington, TX	CP	98.5	C3	Childress, TX	11,000	$102,700	$107,532

Eldorado, OK	CP	96.9	C3	Altus, OK	57,000	$102,700	$107,532

* Auction bids are net of 35% bidding credit, all or a portion of such credit may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including Matinee Media.

**The option price will be increased to the extent the permittee is required to reimburse the FCC any portion of the 35% bidding credit upon exercise of the option and to the extent of actual out-of-pocket expenses incurred by the permittee to procure and “build out” the permit.

***The application for this permit proposes a one-step upgrade of the current Class A allotment to a Class C2 allotment and a change in the city of license.

As of December 31, 2007, MMC also has the exclusive right to purchase, subject to prior FCC approval, the construction permits set forth on the following table pursuant to a series of option agreements with the permittee, Matinee Radio, for which MMC has paid $10 each.  Matinee Radio was the winning bidder for the listed permits in Auction 37 conducted in December 2004 and has acquired the construction permits from the FCC at various dates subsequent to the close of the auction.  The option prices for each permit includes the Net FCC Auction Bid Price, as indicated plus actual out-of-pocket legal and other expenses, including financing costs, incurred by the permittee.  The construction permits have a three year term from the date issued by the FCC, by which time the permittee is required to build-out the signal, and the option agreements between MMC and the permittee have a five year term.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	Net FCC Auction Bid*	Option Price to Matinee Media**

Albany, TX	CP	98.9	C3	Abilene, TX	138,000	$252,750	$271,927

Goldsmith, TX	CP	94.7	A	Midland/Odessa, TX	122,000	$347,250	$390,367

Camden, TX	App***	98.1	C3	Lufkin, TX	123,000	$337,500	$360,292

Magdalena, NM	CP mod****	95.9	C0	Albuquerque, NM	712,000	$321,000	$342,550

* Auction bids are net of 25% bidding credit, all or a portion of such credit may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including Matinee Media.

**The option price will be increased to the extent the permittee is required to reimburse the FCC any portion of the 25% bidding credit upon exercise of the option and to the extent of actual out-of-pocket expenses incurred by the permittee to procure and “build out” the permit.

*** The application for this permit proposes a one-step upgrade of the current Class A allotment to a Class C3 allotment and a change in the city of license.

**** A minor modification has been filed for this construction permit to upgrade the current Class C1 allotment to a Class C0 allotment.

As of December 31, 2007, MMC has the exclusive right to purchase, subject to prior FCC approval, the construction permits set forth on the following table pursuant to a series of option agreements with the permittee, Ace Radio, for which MMC has paid $10 each.  Ace Radio was the winning bidder for the listed permits in Auction 62 conducted in January 2006 and has acquired the construction permits from the FCC at various dates subsequent to the close of the auction.  The option prices for each permit includes the Net FCC Auction Bid Price, as indicated plus actual out-of-pocket legal and other expenses, including financing costs, incurred by the permittee.  The construction permits have a three year term from the date issued by the FCC, by which time the permittee is required to build-out the signal, and the option agreements between MMC and the permittee have a five year term.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	Net FCC Auction Bid*	Option Price to Matinee Media**
Erie, IL	Original App	105.5	A	Quad Cities, IA-IL	210,000	$118,300	$136,525

Morristown, AZ	CP	99.5	C2	Phoenix, AZ	2,310,000	$1,452,100	$1,657,979

Leupp, AZ	CP mod***	101.5	C1	Flagstaff, AZ	96,000	$78,000	$90,084

Goodfellow AFB, TX	App****	101.1	C3	San Angelo, TX	110,000	$309,400	$339,506

Coalinga, CA	CP	97.3	B1	Fresno, CA	856,000	$309,400	$332,353

Dunkerton, IA	CP	103.9	A	Waterloo/Cedar Falls, IA	171,000	$295,750	$336,999

Waynesboro, GA	Original App	92.9	A	Augusta, GA	206,000	$130,000	$154,876

Lost Hills, CA	CP	105.7	B1	Bakersfield, CA	758,000	$248,950	$300,174

New Albany, MS	CP	101.5	A	Tupelo, MS	69,000	$190,450	$247,290

Santa Anna, TX	CP	105.5	C3	Brownwood, TX	48,000	$127,400	$151,313

New Augusta, MS	CP	101.7	A	Hattiesburg, MS	114,000	$407,550	$429,183

* Auction bids are net of 35% bidding credit, all or a portion of such credit may be reimbursable to the FCC upon sale of the permit to a person who holds other media properties, including Matinee Media.

**The option price will be increased to the extent the permittee is required to reimburse the FCC any portion of the 35% bidding credit upon exercise of the option and to the extent of actual out-of-pocket expenses incurred by the permittee to procure and “build out” the permit.

*** A minor modification as been file for this construction permit proposing a change in the city of license from Gallup, NM.

**** The application for this permit proposes a one-step upgrade of the current Class A allotment to a Class C3 allotment.

As of December 31, 2007, MMC also has the exclusive right to purchase, subject to prior FCC approval, the construction permits set forth on the following table pursuant to a series of option agreements with the permittee, Able Radio Corporation, for which MMC has paid $10 each.  Able Radio was the winning bidder for the listed permits in Auction 70 conducted in March 2007.  The option prices for each permit includes the FCC Auction Bid Price, as indicated plus actual out-of-pocket legal and other expenses, including financing costs, incurred by the permittee.  Once granted by the FCC the construction permits have a three year term with the FCC, by which time the permittee is required to build-out the signal, and the option agreements between MMC and the permittee have a five year term.

City of License	FCC Status	Frequency	Class	Target Market	Estimated Population Coverage in Target Market	FCC Auction Bid	Option Price to Matinee Media*

Tonopah, AZ	App**	107.3	C1	Phoenix, AZ	2,670,000	$1,659,000	$1,771,387

Balmorhea, TX	Original App	104.5	C	Far West Texas	64,000	$40,000	$49,345

*The option price will be increased to the extent of actual out-of-pocket expenses incurred by the permittee to procure and “build out” the permit.

** The application for this permit proposes a one-step upgrade of the current Class C3 allotment to a Class C1 allotment and a change in the city of license from Aguila, AZ.

4.  EQUIPMENT, FURNISHINGS and FIXTURES

Equipment, furnishings and fixtures are carried at cost less accumulated depreciation and consist of the following as of December 31, 2007 and 2006:

	2007	2006
Equipment, Furnishings & Fixtures:

Computer, Equipment & Software	$27,546	$21,055

Furnishings & Fixtures	25,942	25,942

Leasehold Improvements	45,986	45,986

Total	99,474	92,983

Less: Accumulated Depreciation	(46,479)	(20,468)

Total	$52,995	$72,515

Depreciation expense for 2007 and 2006 was $26,011 and $20,468, respectively.

5.  DEBT

Conversion of Convertible Notes

In November and December 2005, MMC borrowed $2,500,000 under numerous convertible notes.  The notes had identical terms, other than their respective interest accrual dates, which were based on the funding date of each note.  The notes bore interest at 8%.  In April 2006, these notes and accrued interest, totaling $2,582,083, were converted into 1,512,636 shares of common stock at an approximate price of $1.71 per share.  In addition, when converted, each holder received warrants to purchase one share of common stock for every two shares of common stock issued upon conversion, at an exercise price of $3.50, for a term of five years.  See “Warrants” below.

Long-term Notes Payable to Stockholders

Long-term notes payable to shareholders consist of aggregate amounts of $1,001,322 and $956,162 as of December 31, 2007 and 2006, respectively.  These amounts were originally borrowed during 2004 and 2005 by Matinee Radio from two founding members of Matinee Radio and one third party to Matinee Radio.  The principal balances of the three notes are $344,090, $224,565 and $322,170 as of December 31, 2007, with maturity dates of September 15, 2009, September 15, 2009 and October 1, 2010, respectively.  The notes do not contain demand provisions, therefore, are presented as long-term.  The notes bear interest at 5% per annum and MMC has accrued interest of $110,497 and $65,337 as of December 31, 2007 and 2006, respectively.

Year-End	Principal Amount Due
2008	$0
2009	568,655
2010	322,170

Notes Payable to Stockholders

On August 6, 2007, MMC entered into an arrangement with Robert Walker, our President and Chief Executive Officer, and Katy Walker, Robert Walker’s spouse, under which MMC may borrow amounts under a line of credit to cover operating expenses and capital needs.  The principal amount of the line of credit was $500,000 and bore interest at 10% per annum.  The maturity date of the line of credit was December 31, 2007.  MMC borrowed $260,000 on the line of credit from August 7, 2007 to December 4, 2007, at which time the outstanding principal balance, plus accrued interest of $5,379, was paid-in full.  Therefore, as of December 31, 2007, there was no outstanding principal balance on the line of credit.

On September 26, 2007, MMC borrowed $350,000 from JMG Capital Partners, an MMC shareholder.  The promissory note bore interest at 12% per annum and matured on November 22, 2007, five business days following the sales transaction between Ace Radio and Redwood for the Cazadero, CA property.  The Promissory note was collateralized by the option agreements to purchase the Cazadero, CA and Morristown, AZ properties.  The note was paid-in full, including accrued interest of $5,950, on November 16, 2007.  Proceeds from the promissory note were used by MMC for operating expenses and capital needs.  In connection with the note, MMC agreed to reduce the exercise price of the warrants previously issued to JMG Capital under the April 2006 equity offering from $3.50 per share to $2.50 per share.  Other than the change in the exercise price, all other terms and conditions of the original warrant remain unchanged.  MMC recorded additional interest expense of $45,422 related to the change in the fair market value of the warrants due to the re-pricing.

On March 19, 2008, MMC received an additional funding commitment of up to $1 million from its CEO, Robert Walker.  Management believes this will be sufficient to fund its published growth plans for a reasonable time.

6.  EMPLOYEE BENEFITS PLAN

In September 2006, MMC established a 401(k) plan that covers all employees after 30 days of service.  Employees may elect to contribute a portion of their annual salary, subject to the Internal Revenue Code maximum limitations.  The plan provides for employer matching of 100% of employee contributions up to 3% of the employee’s base salary and 50% of employee’s contributions in excess of 3%, but not more than 5% of the employee’s base salary.  MMC made contributions to the plan of $40,734 and $9,958 during 2007 and 2006, respectively.

7.  STOCKHOLDERS’ EQUITY

Common Stock

In April 2006, MMC sold 3,036,404 common shares for $8,635,550, at $2.844 per share, with $661,046 in offering expenses.  Additional costs included warrants for 2,611,159 additional shares at an exercise price of $3.50 for a term of five years.  The proceeds of the offering were allocated based on the relative fair market value of the common stock issued in relation to the equity raise and the warrants. The relative fair market value of the warrants was $3,265,103.  Black-Scholes was used to estimate the fair market value of the warrants.

In addition, convertible note holders converted $2,582,083 of the notes, including accrued interest, into 1,512,636 shares at approximately $1.71 per share.

MMC has reserved 1,210,786 shares of its common stock for issuance in conjunction with a potential reverse merger to take place in 2008.

Warrant Re-pricing and Exercise Offer

In May 2007, MMC offered its holders of warrants to purchase its common stock for $3.50 per share the right to exercise those warrants at a reduced price of $2.844 per share for a limited period of time.  The re-pricing only applied to warrants actually exercised before the termination of the offer.  Proceeds from the warrants exercised were to be used to fund construction and build-out of optioned radio properties and for general corporate purposes.  In May and June 2007, MMC received proceeds from the warrant re-pricing and exercise offer of $126,720, from the exercise of warrants to purchase 44,557 shares of common stock.

Stock Options

In April 2006 MMC adopted the Matinee Media Corporation 2006 Long-Term Incentive Plan. MMC initially reserved 2,500,000 shares of common stock for issuance to officers and other selected employees, non-employee members of the board of directors, consultants and other independent advisors.  The exercise price, term and other conditions applicable to each stock option granted under the plan are generally determined by the board of directors.  The exercise price of stock options is set on the grant date and may not be less than the fair market value per share of MMC’s common stock on that date. During 2006, MMC granted options to purchase 1,867,133 shares of common stock.

In April 2006, MMC issued 1,597,133 options to certain employees and consultants at an exercise price of $2.84.  The options issued to employees and consultants in April 2006 vested 30% at date of grant and the remaining 70% vests over 24 months from the date of grant.  In August 2006, MMC issued 70,000 options to additional employees and consultants at an exercise price of $2.84.  The options granted to the additional employees vest equally over 24 months from the date of grant.  In September, MMC issued 200,000 options to directors at an exercise price of $2.84.  50% of the options granted to the directors vest at the date of grant and the remaining 50% vest one year from the date of grant.  All of the options will expire ten years from date of grant.

There was $2,014,208 and $1,977,986 of compensation cost related to stock options recognized in operating results during 2007 and 2006, respectively.  As of December 31, 2007, $475,912 remains to be recognized in future periods.  MMC estimated the fair market value of the stock options on the date of grant using a Black Scholes pricing model with the following key assumptions:  (1) historical volatility of 125.48% to 151%; (2) expected term of 5 – 5.36 years; (3) discount rate of 4.73 to 5.05% and (4) zero expected dividends.  MMC estimated forfeitures to be 20% on the measurement date.  During 2007, MMC recorded an additional $798,439 for the true-up amount associated with no actual forfeitures for the vested awards.

The following table summarizes information about stock option activity for 2007 and 2006:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($ )
2006

Granted	1,867,133	$2.844	10	$5,310,126

Outstanding at December 31, 2006	1,867,133	$2.844	10	$5,310,126

2007

Granted	—

Forfeited	(10,000)

Outstanding at December 31, 2007	1,857,133	$2.844	9	$5,281,686

Exercisable at December 31, 2007	1,659,500

The weighted average exercise price of options granted during 2006 was $2.84.  During the years ended December 31, 2007 and 2006, no options were exercised.  The following table summarizes information about non-vested stock option awards for 2007 and 2006:

	Number of Options	Weighted Average Grant Date Fair Value

2006

Granted	1,867,133	$2.844

Vested	(1,031,754)	$2.844

Non-vested at December 31, 2006	835,379	$2.844

2007

Granted	—

Forfeited	(4,583)	$2.844

Vested	(633,163)	$2.844

Non-vested at December 31, 2007	197,633	$2.844

At December 31, 2007, there was $475,912 of total unrecognized compensation cost related to non-vested stock option awards, which is expected to be recognized over a weighted-average period of approximately 1 year.

The following table shows information about outstanding stock options at December 31, 2007:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$2.844	1,857,133	8 years	$2.844	1,659,500	$2.844

8.  COMMITMENTS AND CONTINGENCIES

Lease Agreement

MMC has entered into a lease agreement for its corporate office.  The lease agreement was entered into for a period of 56 months, with a termination date no later than November 15, 2009.  MMC has also entered into a sublease for additional corporate office space. The sublease has a term from April 15, 2006 to May 13, 2013.  The lease and sublease are subject to base rental payments, plus operating expenses, which are subject to change on an annual basis.  Rental payments are charged to operating expense.  Total rent expense was $61,107 and $49,889 for 2007 and  2006, respectively.

At December 31, 2007, future minimum payments on operating leases were as follows:

2008	61,434

2009	42,903

2010	24,372

2011	24,372

2012	24,372

Thereafter	10,155

Total	$187,608

FCC Bidding Credits

When a party acquires construction permits at auction, the auction bids may be made net of bidding credits awarded by the FCC to parties without attributable interests in media properties.  If the acquirer sells the permit to another party within five years after acquiring the permit, all or a portion of the credit may be reimbursable to the FCC.  If this is the case, the option price paid by the auction winning bidder will be increased to the extent the permittee is required to reimburse the FCC.  Matinee Radio and Ace Radio qualified for bidding credits in FCC Auction 37 and Action 62, respectively.  The bidding credits awarded to Matinee Radio and Ace Radio for the remaining stations under option with those entities total $419,500 and $1,974,700, respectively.

9.  INCOME TAXES

At December 31, 2007, MMC had federal net operating loss carryforwards of approximately $1,734,000 that will begin expiring in 2025, if not utilized.

Utilization of the net operating loss carryforwards may be subject to an annual limitation due to the “change of ownership” provisions of the Internal Revenue Code of 1986, as amended.  The annual limitation may result in the expiration of net operating loss before utilization.

A valuation allowance has been provided to offset the deferred tax assets due to the uncertainties regarding the future realization of net operating loss carryforwards and other deferred tax assets.  The valuation allowance increased by approximately $725,000 during the year.

10.  RISKS AND UNCERTAINTIES

USFR Litigation

On October 5, 2006, MMC agreed to merge with US Farm & Ranch Supply Company, Inc. (d/b/a USFR Media Group).  On November 10, 2006, USFR borrowed $28.0 million for the purchase of KTBU Television, Channel 55, Conroe, Texas and in anticipation of finalizing a merger agreement MMC agreed to pledge all of its interests in 24 option agreements to purchase FM radio station construction permits.

On February 16, 2007, a merger agreement was completed for execution by MMC and USFR.  On February 19, 2007, USFR informed MMC that USFR would not execute the merger agreement or otherwise proceed with the merger with MMC.  USFR gave no reason for its decision to not move forward with the merger.  On March 2, 2007, MMC filed a lawsuit against USFR and the USFR lenders.  The lawsuit claims, among other things, that USFR and its lenders fraudulently used MMC’s assets and relationships for the sole purpose of acquiring KTBU for USFR, with no sincere intentions of ever moving forward with the merger.  MMC is seeking actual and punitive damages against the defendants, a recovery of litigation expenses, rescission of the security agreement executed by MMC for the benefit of the USFR lenders and a constructive trust in favor of MMC on KTBU.  On April 2, 2007, the defendants filed a general denial to the lawsuit.  MMC intends to vigorously pursue its claims in the lawsuit. The lawsuit is in the discovery stage and no significant changes have occurred since this date.

11.  RELATED PARTY TRANSACTIONS

Matinee Radio, LLC

MMC has options with Matinee Radio to purchase five construction permits acquired by Matinee Radio in FCC Auction No. 37.  Matinee Radio is owned in part by MMC shareholders.   See note 2 for details.

In addition, as of December 31, 2007 and 2006, MMC has advanced $632,913 and $353,443, including interest, to Matinee Radio to fund a portion of the winning bid prices of the permits noted above and related fees and expenses for Matinee Radio to obtain those construction permits from the FCC.  If not repaid sooner this amount is expected to be repaid with proceeds from the sale(s) of the permits.  The advanced amount and related accrued interest has been eliminated upon consolidation.

Ace Radio Corporation

In March 2006, MMC entered into option agreements for the exclusive right to purchase 12 FCC FM radio station construction permits from Ace Radio.  Ace Radio was the winning bidder in the January 2006 FCC Auction of FM Broadcast Construction Permits (Auction No. 62) for the 12 construction permits.  A majority of Ace Radio is owned by Mr. Stephen Hackerman, an MMC shareholder, with the remainder owned by a company whose majority owner is the mother of MMC’s CEO.  The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process.

On February 9, 2006, MMC extended a line of credit to Ace Radio to fund Ace Radio’s FCC winning bid prices as the above construction permits are granted by the FCC.  The principal amount of the line of credit is $7,500,000 and bears interest at 7% per annum.  The maturity date of the line of credit is March 1, 2008.  As of December 31, 2007 and 2006, the outstanding principal amount of the line of credit was $5,461,379 and $3,679,243, plus accrued interest of $426,312 and $110,513, respectively.  The line of credit and related accrued interest has been eliminated upon consolidation.

Palm Broadcasting Company

Palm Broadcasting Company is owned by Robert Walker, MMC’s CEO, and William Smith, an MMC shareholder.  MMC has advanced Palm funds for business expenses.  As of December 31, 2007 and 2006 the outstanding advances were $13,283 and $2,750, respectively.

James Falcon, shareholder

MMC has options with James Falcon to purchase eight construction permits acquired by Mr. Falcon in FCC Auction No. 37.  Mr. Falcon is an MMC shareholder.  The option exercise prices vary, but are generally based on the auction winning bid price, plus direct expenses incurred to complete the licensing process.

12. MARFA PUBLIC RADIO CORPORATION

MPR is a non-profit organization created to provide National Public Radio (NPR) to far west Texas.  In order to assist in the construction and initial launch of MPR, MMC has provided services and funding to MPR.  In addition, in August 2007 Matinee Radio agreed to donate its station granted to Marfa, Texas to MPR for the NPR broadcast. The cost to obtain the construction permit from the FCC by Matinee Radio was $215,250.  MMC also assisted MPR in obtaining a grant from the U.S. Department of Commerce to assist in the construction of the station.  The grant of $432,923 was awarded to MPR on September 22, 2005 and funded in January 2008.  From October 2005 to December 2007, MMC funded MPR $1,090,026 for construction and operating costs.  Through December 2007, MMC reserved for amounts funded to MPR so that the total amount due from MPR was equal to the grant amount.  MPR repaid the outstanding balance on the notes of $432,923 with the proceeds from the grant in January 2008.  Under the final agreement between both parties, MMC agreed to fund a portion of MPR’s operating costs for 2008, not to exceed $143,250 to be paid in monthly installments.  In addition, MMC obtained the exclusive right to use and distribute all content produced by MPR for MMC’s commercial use.

13. SUBSEQUENT EVENTS

Merger with Filtering Associates, Inc.

On April 13, 2006 MMC and Filtering Associates, Inc. entered into an agreement and plan of merger.  The merger was consummated on February 11, 2008.  The surviving corporation has changed its name to Matinee Media Corporation and its common stock was listed on the OTC Bulletin Board on February 19, 2008 under the symbol “MNEM”.  Under the agreement and plan of merger, Filtering Associates shareholders maintained 8% and MMC shareholders received 92% of the combined company stock; in addition MMC agreed to pay up to $200,000 of Filtering Associates payables outstanding at the time of the merger.  The merger will be accounted for as a reverse merger whereby Matinee Media is the accounting acquirer resulting in a recapitalization of Matinee Media’s equity.

You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  The information contained in this document is current only as of its date.

UP TO 4,572,692 SHARES

MATINEE MEDIA CORPORATION

COMMON STOCK

PROSPECTUS

May  16, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                            Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the shares of common stock being registered hereby.  All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$512.17
Accounting fees and expenses	6,000.00
Legal fees and expenses	30,000.00
Transfer agent and registrar fees and expenses	1,500.00
Blue sky fees and expenses (including legal fees)	3,000.00
Miscellaneous expenses	3,000.00
Total	$44,012.17

Item 14.                            Indemnification of Directors and Officers

The undersigned registrant’s bylaws provide that any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another, partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the corporation upon the same terms, under the same conditions, and to the same extent as authorized by Nevada Revised Statutes Section 78.7502 (“NRS”), if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 of the NRS provides as follows:

Indemnification of directors and officers.

(1)                                  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, or that, with respect to any criminal action or proceedings, he had reasonable cause to believe that his conduct was unlawful.

(2)                                  A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not, opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for negligence or misconduct in the performance of his duty to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)                                  To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

Item 15.                            Recent Sales of Unregistered Securities

The undersigned registrant did not sell any equity securities within the last three years that were not registered under the Securities Act.  However, the predecessor of the undersigned registrant sold the following equity securities within the last three years that were not registered under the Securities Act:

In November and December 2005, the predecessor issued a series of convertible promissory notes, in the aggregate original principal amount of $2,500,000, to certain institutional and individual accredited investors. Upon the closing of the private placement described below, the principal balance of, and the accrued and unpaid interest on, the bridge notes automatically converted into shares of the predecessor’s common stock and warrants, as described below. The issuance of the bridge notes was exempt from registration under the Securities Act, pursuant to Section 4(2) of that act.

In April 2006, the predecessor completed a private placement of its common stock and warrants to certain institutional and individual accredited investors pursuant to a Securities Purchase Agreement, dated April 3, 2006.  The predecessor sold 3,036,405 shares of its common stock, and issued warrants to purchase 1,518,205 shares of common stock (one warrant for every two shares of common stock sold) for $3.50 per share, to raise approximately $8.6 million.  The common stock and warrants were sold as a unit, with each investor receiving a warrant to purchase one share of common stock for every two shares of common stock purchased by such investor. The purchase price for each unit was $2.844 per share of common stock purchased. Upon the closing of the private placement, the predecessor also issued 1,512,630 shares of its common stock, and issued warrants to purchase 756,315 shares of common stock (one warrant for every two shares of common stock issued) for $3.50 per share, upon the automatic conversion of the principal and accrued and unpaid interest of the bridge notes, at a conversion price of $1.707 per share of common stock.

The shares of common stock and warrants to purchase common stock sold pursuant to the purchase agreement were offered and sold to 25 private individuals and institutional investors that the predecessor reasonably believed were “accredited investors,” as such term is defined in Rule 501 under the Securities Act.  The offers and sales were made without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.

In addition, pursuant to an engagement letter with Arabella Securities, as consideration for the services provided by Arabella, the predecessor issued to Arabella warrants to purchase 336,634 shares of the predecessor’s common stock at exercise prices ranging from $1.707 per share to $3.50 per share, which are exercisable until April 3, 2011.  The Arabella warrants were issued without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemption provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act and in reliance on similar exemptions under applicable state laws.  The predecessor reasonably believed that Arabella was an “accredited investor.”

The predecessor has used, and the Registrant expects to use, the net proceeds from the private placement to fund the winning bids of the permits that the registrant has the exclusive right to purchase, subject to prior FCC approval, and to fund the development and construction of broadcast facilities related to those permits, to fund possible acquisitions to expand its current business and to fund working capital.

The registrant has the obligation to register the resale of all of the shares issued in connection with the private placement that are not currently freely tradable, and the shares underlying the warrants issued in the private placement, pursuant to a registration rights agreement with the investors in the private placement.

Arabella Securities, who was the predecessor’s broker in the private placement, has the right to become a party to the registration rights agreement and to have the 336,634 shares of common stock underlying its warrants issued in connection with the private placement included in the registration for the private placement investors.

In April, August and September 2006, the predecessor granted options to purchase up to 1,867,133 shares of its common stock to its employees, consultants and directors, pursuant to its long-term incentive plan.  The predecessor did not receive any consideration for the option grants and none of the options have been exercised.  Options to purchase 10,000 shares of common stock expired.  The registrant has assumed the incentive plan and the remaining options.

The options were issued without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemption provided by Rule 701 under the Securities Act and in reliance on similar exemptions under applicable state laws.

In April 2007, the predecessor offered the holders of the warrants to purchase its common stock for $3.50 per share, issued in the April 2006 private placement, to lower the exercise of those warrants to a price of $2.844 per share, if the holders exercised those warrants before May 4, 2007.  In response to that offer, warrants to purchase 44,557 shares of the predecessor’s common stock were exercised, resulting in approximately $126,720 in proceeds, which were used to fund working capital.  The issuance of the common stock upon exercise of the existing warrants was exempt from registration under the Securities Act pursuant to Section 3(9) of that act.

Item 16.                            Exhibits and Financial Statement Schedules

(a)           Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described in the footnotes below.  Certain others are to be filed by amendment or are filed herewith.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated April 13, 2006, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (1)

2.2	First Amendment to Agreement and Plan of Merger, dated December 18, 2006, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (2)

2.3	Second Amendment to Agreement and Plan of Merger, dated May 31, 2007, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (3)

2.4	Third Amendment to Agreement and Plan of Merger, dated September 17, 2007, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (4)

3.1	Articles of Incorporation. (5)

3.2	By-laws. (5)

3.3	Articles of Merger. (6)

4.1	Registration Rights Agreement among Matinee Media Corporation and certain purchasers of its common stock and warrants, dated April 3, 2006. (6)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP regarding legality.*

10.1

Option Agreement, dated August 1, 2007, by and between Matinee Media Corporation and Ace Radio Corporation regarding the construction permit for the FM radio station, frequency 99.5, in Yarnell, Arizona. (6)

10.2

Option Agreement, dated August 1, 2007, by and between Matinee Media Corporation and Able Radio Corporation regarding the construction permit for the FM radio station, frequency 107.3, in Aquila, Arizona. (6)

10.3	Form of Common Stock Purchase Warrant issued by Matinee Media Corporation to certain purchasers, dated April 3, 2006. (6)

10.4	Matinee Media Corporation 2006 Long-Term Incentive Plan. (6)

10.5	Employment Agreement by and between Robert W. Walker and Matinee Media Corporation dated as of September 20, 2006. (6)

10.6	Employment Agreement by and between Kevin W. Mischnick and Matinee Media Corporation dated as of September 20, 2006. (6)

10.7	Lease Agreement, dated as of October 18, 2004, by and between Desta Five Partnership, Ltd. and Matinee Media Corporation.*

10.8	Sublease Agreement, dated as of April 7, 2006, by and between Sheshunoff Management Services, L.P. and Matinee Media Corporation.*

21.1	Subsidiaries of registrant.*

23.1	Consent of Malone & Bailey, PC.**

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).*

24.1	Power of Attorney, set forth in the signature page hereto.*

*	Previously filed.

**	Filed herewith.

(1)	Incorporated herein by reference to Exhibit 10 to the registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2006.

(2)	Incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2006.

(3)	Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2007.

(4)	Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2007.

(5)	Incorporated herein by reference to the exhibits of the same number to the registrant’s Registration Statement on form SB-2 filed with the Securities and Exchange Commission on January 23, 2002.

(6)	Incorporated herein by reference to the exhibits of the same number to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2008.

(b)           The following financial statement schedule is filed herewith:

Schedule II “Valuation and Qualifying Accounts.”

Other financial statement schedules are omitted because the information called for is not required or is shown either in the registrant’s consolidated financial statements or the notes thereto.

Item 17.                            Undertakings

(a)           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)           The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration  Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the  Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-effective Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 16th day of May, 2008.

MATINEE MEDIA CORPORATION

By:	/s/ Robert W. Walker
Robert W. Walker
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE TO FOLLOW.]

Signature	Title	Date

President and Chief Executive Officer
/s/ Robert W. Walker	(Principal Executive Officer)	May 16, 2008
Robert W. Walker

	Vice President and Chief Financial Officer	May 16, 2008
*	(Principal Financial and Accounting Officer)
Kevin W. Mischnick

*	Director	May 16, 2008
Stephen M. Hackerman

*	Director	May 16, 2008
Jordan Levin

*	Director	May 16, 2008
Evan Smith

*

The undersigned, by signing his name hereto, does sign and execute this Pre-effective Amendment No.1 to the Registration Statement on Form S-1 pursuant to the Power of Attorney executed by the above directors and officers of the registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officer.

By:	/s/ Robert W. Walker	, Attorney-in-fact
	Robert W. Walker		May 16, 2008

EXHIBIT INDEX

Certain of the following exhibits have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference from the documents described in the footnotes below.  Certain others are to be filed by amendment or are filed herewith.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated April 13, 2006, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (1)

2.2	First Amendment to Agreement and Plan of Merger, dated December 18, 2006, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (2)

2.3	Second Amendment to Agreement and Plan of Merger, dated May 31, 2007, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (3)

2.4	Third Amendment to Agreement and Plan of Merger, dated September 17, 2007, by and among Filtering Associates, Inc., Matinee Media Corporation and Kevin Frost and Edward Wiggins. (4)

3.1	Articles of Incorporation. (5)

3.2	By-laws. (5)

3.3	Articles of Merger. (6)

4.1	Registration Rights Agreement among Matinee Media Corporation and certain purchasers of its common stock and warrants, dated April 3, 2006. (6)

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP regarding legality.*

10.1

Option Agreement, dated August 1, 2007, by and between Matinee Media Corporation and Ace Radio Corporation regarding the construction permit for the FM radio station, frequency 99.5, in Yarnell, Arizona. (6)

10.2

Option Agreement, dated August 1, 2007, by and between Matinee Media Corporation and Able Radio Corporation regarding the construction permit for the FM radio station, frequency 107.3, in Aquila, Arizona. (6)

10.3	Form of Common Stock Purchase Warrant issued by Matinee Media Corporation to certain purchasers, dated April 3, 2006. (6)

10.4	Matinee Media Corporation 2006 Long-Term Incentive Plan. (6)

10.5	Employment Agreement by and between Robert W. Walker and Matinee Media Corporation dated as of September 20, 2006. (6)

10.6	Employment Agreement by and between Kevin W. Mischnick and Matinee Media Corporation dated as of September 20, 2006. (6)

10.7	Lease Agreement, dated as of October 18, 2004, by and between Desta Five Partnership, Ltd. and Matinee Media Corporation.*

10.8	Sublease Agreement, dated as of April 7, 2006, by and between Sheshunoff Management Services, L.P. and Matinee Media Corporation.*

21.1	Subsidiaries of registrant.*

23.1	Consent of Malone & Bailey, PC.**

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in Exhibit 5.1).*

24.1	Power of Attorney, set forth in the signature page hereto.*

*	Previously filed.

**	Filed herewith

(1)	Incorporated herein by reference to Exhibit 10 to the registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2006.

(2)	Incorporated herein by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 22, 2006.

(3)	Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 5, 2007.

(4)	Incorporated herein by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 20, 2007.

(5)	Incorporated herein by reference to the exhibits of the same number to the registrant’s Registration Statement on form SB-2 filed with the Securities and Exchange Commission on January 23, 2002.

(6)	Incorporated herein by reference to the exhibits of the same number to the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2008.